Exhibit 10.1
EXECUTION COPY

UNITED MARITIME GROUP, LLC
U.S. UNITED BARGE LINE, LLC,
U.S. UNITED OCEAN SERVICES, LLC,
U.S. UNITED BULK TERMINAL, LLC,
U.S. UNITED INLAND SERVICES, LLC,
TINA LITRICO, LLC,
MARY ANN HUDSON, LLC,
SHEILA MCDEVITT, LLC, and
MARIE FLOOD, LLC
as Borrowers

LOAN AND SECURITY AGREEMENT
Dated as of December 22, 2009
$135,000,000

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,
BANK OF AMERICA, N.A.,
as Administrative Agent, Co-Collateral Agent and Security Trustee,
BANC OF AMERICA SECURITIES LLC,
WELLS FARGO FOOTHILL, LLC, and
JEFFERIES FINANCE LLC,
as Joint Lead Arrangers and Book Managers,
and
WELLS FARGO FOOTHILL, LLC,
as Co-Collateral Agent

(ii)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Bank Product Provider Letter Agreement
Exhibit C	Assignment and Acceptance
Exhibit D	Assignment Notice
Exhibit E	Form of Mortgage
Exhibit F	Form of Opinion of Willkie Farr & Gallagher LLP
Exhibit G	Form of Opinion of Burke and Parsons
Exhibit H	Form of Opinion of Kruger, Henry and Hunter
Exhibit I	Form of Opinion of Jones Walker
Exhibit J	Form of Opinion of Phelps Dunbar LLP
Exhibit K	Form of Lien Waiver

Schedule 1.1A	Commitments of Lenders
Schedule 1.1B	Eligible Vessels
Schedule 1.1C	Specified Vessels
Schedule 1.1D	Title Insurance; Assignments of Leases, Etc.
Schedule 1.1E	PL480 Vessels
Schedule 1.1F	Existing Fuel Hedges
Schedule 1.1G	Existing Letters of Credit
Schedule 7.1	Certain Excluded Property
Schedule 7.3.1	Mortgaged Real Estate
Schedule 7.3.2	Leases
Schedule 8.4.3	Lien Waiver Locations
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.6	Real Estate
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.19	Pension Plan Disclosures
Schedule 9.1.21	Labor Contracts
Schedule 10.2.1	Certain Permitted Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

(iii)

LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of December 22, 2009, among UNITED MARITIME GROUP, LLC, a Florida limited liability company (“Group”), U.S. UNITED BARGE LINE, LLC, a Florida limited liability company (“Barge”), U.S. UNITED OCEAN SERVICES, LLC, a Florida limited liability company (“Ocean”), U.S. UNITED BULK TERMINAL, LLC, a Louisiana limited liability company (“Bulk”), U.S. UNITED INLAND SERVICES, LLC, a Delaware limited liability company (“Inland”), TINA LITRICO, LLC, a Delaware limited liability company (“Tina”), MARY ANN HUDSON, LLC, a Delaware limited liability company (“Mary Ann”), SHEILA MCDEVITT, LLC, a Delaware limited liability company (“Sheila”), MARIE FLOOD, LLC, a Delaware limited liability company (“Marie”, and together with Group, Barge, Ocean, Bulk, Inland, Tina, Mary Ann and Sheila, individually and collectively, jointly and severally, the “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association, as administrative agent and co-collateral agent for Lenders (in such capacity, “Agent”) and as security trustee (in such capacity, “Security Trustee”), BANC OF AMERICA SECURITIES LLC, a Delaware limited liability company, WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, and JEFFERIES FINANCE LLC, a Delaware limited liability company, as joint lead arrangers (in their respective capacities, “Joint Lead Arrangers”) and book managers (in their respective capacities, “Book Managers”) for Lenders, and WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as co-collateral agent for Lenders (in such capacity, “Co-Collateral Agent”).
R E C I T A L S:
     Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
1.1.	Definitions. As used herein, the following terms have the meanings set forth below:
     Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
     Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.
     Accounts Formula Amount: 85% of the Value of Eligible Accounts.
     Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
     Agent Indemnitees: Agent, Security Trustee, Joint Lead Arrangers, Book Managers, Co-Collateral Agent and their respective officers, directors, employees, Affiliates, agents and attorneys.

     Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent, Security Trustee or Co-Collateral Agent.
     Allocable Amount: as defined in Section 5.11.3.
     Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.
     Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
     Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the average Availability for the last Fiscal Quarter:

			Base Rate	LIBOR
Level	Average Availability		Loans	Loans
I	≥$	90,000,000	2.50%	3.50%
II	≥$ 45,000,000 and		2.75%	3.75%
	< $	90,000,000
III	< $	45,000,000	3.00%	4.00%
     Applicable Margins shall be determined as if Level II were applicable until the delivery of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ending December 31, 2010. Thereafter, except as otherwise set forth below, any such increase or reduction in the Applicable Margin shall be subject to receipt by Agent pursuant to Section 10.1.2(b) of the financial statements and corresponding Compliance Certificate, and all adjustments in the Applicable Margin shall be implemented quarterly on the third Business Day after Agent’s receipt of such applicable financial statements and corresponding Compliance Certificate. If the financial statements and the corresponding Compliance Certificate of Borrowers setting forth the average Availability are not received by Agent by the date required pursuant to Section 10.1.2(b), the Applicable Margin shall be determined as if Level III were applicable until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure timely to deliver such financial statements or Compliance Certificate is waived in writing by Agent and Required Lenders; provided, however, that Agent and Lenders shall be entitled to accrue and receive (and Borrowers shall be obligated to pay) interest at the Default Rate to the extent authorized by Section 3.1.1 and, on each date that the Default Rate accrues on any Loan, the Applicable Margin on such date for such Loan shall be the Applicable Margin that would apply if Level III were applicable (without regard to the actual average Availability on such date). For the last Fiscal Quarter of any Fiscal Year, Borrowers may provide the unaudited financial statements of Borrowers, subject only to year-end adjustments, for the purpose of determining the Applicable Margin; provided, that if, upon delivery of the annual audited financial statements required to be submitted by Borrowers to Agent pursuant to Section 10.1.2(a), Borrowers have not met the criteria for reduction of the Applicable Margin pursuant to the terms hereinabove based on the average Availability for the last Fiscal Quarter of the Fiscal Year then ended, then (a) such Applicable Margin reduction shall be terminated and, effective on the first day of the month following receipt by Agent of such audited financial statements, the Applicable Margin shall be the Applicable Margin that would have been in effect if such reduction had been implemented based upon the audited financial statements of Borrowers for the last Fiscal Quarter of the Fiscal Year then ended, and (b) Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, on the first day of the month following receipt by Agent of such audited financial statements, an amount equal to the difference between the amount of interest that would have been paid using the Applicable Margin determined based upon such audited financial statements and the amount of interest actually paid during the period in which the reduction of the Applicable Margin was in effect based upon the unaudited financial statements for the last Fiscal Quarter of the Fiscal Year then ended.
     Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
     Arrangement Letter: the arrangement letter agreement dated as of the Closing Date among Agent, BAS, WFF, Jefferies and Borrowers.
     Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease. For the avoidance of doubt, any Permitted JV Transaction shall not be deemed to be an “Asset Disposition” for purposes of this Agreement.
     Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit C.
     Availability: the result of (a) the lesser of (i) the Commitments, and (ii) Borrowing Base minus (b) the principal balance of all Loans.
     Availability Reserve: any and all reserves that Agent and Co-Collateral Agent deem necessary in their good faith credit judgment, reasonably exercised, to maintain with respect to the Collateral or any Borrower with respect to matters that may, for any reason, limit the ability of Agent and Lenders to recover on any Collateral or limit the ability of any of the Obligors to repay Borrowings hereunder, or that represent amounts Agent or any Lender may be obligated to pay in the future on behalf of a Borrower including, but not limited to, without duplication, (a) Bank Product Reserves, as determined by Agent and Co-Collateral Agent, (b) reserves for up to three (3) months of base rent at each leased location where any Collateral or the books and records of a Borrower are maintained or kept, except to the extent Agent has received a collateral access agreement in form and substance reasonably satisfactory to Agent and Co-Collateral Agent, (c) reserves for warehousemen’s or bailees’ charges, as determined by Agent and Co-Collateral Agent, (d) reserves for costs, charges and expenses necessary to complete freight, delivery or shipping services in process, with the method of estimation to be determined by Agent and Co-Collateral Agent, (e) Maritime and Cost to Complete Reserves, as determined by Agent and Co-Collateral Agent, (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s or Security Trustee’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom), as determined by Agent and Co-Collateral Agent, (g) reserves for taxes, fees, assessments, and other governmental charges, as determined by Agent and Co-Collateral Agent, and (h) the Vessel Lease Accounts Reserve, as determined by Agent and Co-Collateral Agent.
     Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.
     Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

     Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Bank Product Provider: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; (d) debit cards; (e) purchase cards (including so-called “procurement cards” or “P-cards”); and (f) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, and (ii) the maximum Dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) confirmation that a “market to market” methodology was used by the applicable Bank Product Provider in determining the Bank Product Amount. The Bank Product Amount may be changed from time to time upon written notice to Agent by the applicable Bank Product Provider and Obligor.
     Bank Product Agreements: those agreements entered into from time to time by any Borrower or Subsidiary with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
     Bank Product Amount: as defined in the definition of Bank Product.
     Bank Product Collateralization: providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than providers under Hedging Agreements) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Debt (other than obligations under Hedging Agreements).
     Bank Product Debt: (a) all Debt, obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Obligor or Subsidiary to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) any and all Debt, obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Obligor or Subsidiary arising under, owing pursuant to, or existing in respect of Hedging Agreements entered into with one or more of the Bank Product Providers, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Obligor or Subsidiary; provided, however, in order for any item described in clauses (a), (b), or (c) above, as applicable, to constitute “Bank Product Debt”, (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of the provision of the applicable Bank Product to any Obligor or Subsidiary.
     Bank Product Provider: a Lender or an Affiliate of a Lender that provides Bank Products to a Borrower.
     Bank Product Provider Letter Agreement: a letter agreement in substantially the form attached hereto as Exhibit B, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower Agent, and Agent.
     Bank Product Reserve: as of any date of determination, the aggregate Dollar amount of reserves established by Agent and Co-Collateral Agent from time to time in its reasonable discretion (based upon the Bank Product Provider’s reasonable determination of their credit exposure to Borrowers and their respective Subsidiaries in respect of Bank Product Debt then provided or outstanding) which shall be at least equal to the sum of all Bank Product Amounts.
     Bankruptcy Code: Title 11 of the United States Code.
     BAS: Banc of America Securities LLC, a Delaware limited liability company, and its successors and assigns.
     Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.
     Base Rate Loan: a Loan that bears interest based on the Base Rate.
     Blue Water Domestic Vessel: any Vessel owned by a Borrower that is (a) used solely between ports within the jurisdiction of a United States District Court (including District Courts sitting in United States territories) and (b) identified as a Blue Water Domestic Vessel on Schedule 1.1B, as amended in accordance with Section 8.4.4.
     Blue Water Domestic Vessel Formula Amount: the lesser of (a) 100% of the net book value of Eligible Blue Water Domestic Vessels and (b) 85% of the NOLV Percentage of the Value of Eligible Blue Water Domestic Vessels.
     Blue Water International Vessel: any Vessel owned by a Borrower that (a) travels to ports outside the jurisdiction of a United States District Court (including District Courts sitting in United States territories) and (b) is identified as a Blue Water International Vessel on Schedule 1.1B, as amended in accordance with Section 8.4.4.
     Blue Water International Vessel Formula Amount: the lesser of (a) 100% of the net book value of Eligible Blue Water International Vessels, (b) $20,000,000 and (c) 25% of the NOLV Percentage of the Value of Eligible Blue Water International Vessels.
     Board of Directors: the board of directors of a corporation or equivalent managing or governing body of any other type of business entity.
     Board of Governors: the Board of Governors of the Federal Reserve System.
     Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement or indemnification obligations with respect to letters of credit (including the Letters of Credit irrespective of whether contingent) or with respect to Reimbursement Undertakings; and (d) guaranties of any Debt of the foregoing types owing by another Person.
     Borrowers: has the meaning specified therefor in the preamble of this Agreement together with each other Person who becomes a Borrower pursuant to Section 10.19, individually and collectively, jointly and severally.
     Borrower Agent: as defined in Section 4.4.

     Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
     Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Commitments, minus the LC Reserve, minus the lesser of (i) the Availability Reserve and (ii) the sum of (x) $3,000,000 plus (y) the amount by which the Bank Product Amount exceeds $5,000,000; or (b) the sum of the Accounts Formula Amount, plus the Brown Water Vessel Formula Amount, plus the Blue Water Domestic Vessel Formula Amount, plus the Blue Water International Vessel Formula Amount, plus the Fuel Inventory Formula Amount, minus the Availability Reserve, minus the LC Reserve.
     Borrowing Base Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which Borrowers certify the calculation of the Borrowing Base.
     Brown Water Vessel: any Vessel owned by a Borrower that is (a) used in the inland waterways of the continental United States of America and (b) identified as a Brown Water Vessel on Schedule 1.1B, as amended in accordance with Section 8.4.4.
     Brown Water Vessel Formula Amount: the lesser of (a) 100% of the net book value of Eligible Brown Water Vessels and (b) 85% of the NOLV Percentage of the Value of Eligible Brown Water Vessels.
     Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
     Capital Expenditures: all liabilities incurred, expenditures made or payments due (whether or not made) by a Borrower or Restricted Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.
     Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect on the Closing Date.
     Capital Lease Obligations: with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease.
     Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
     Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.
     Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to Bank Products, in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Debt (other than obligations under Hedging Agreements), and (c) with respect to any inchoate, contingent or other Obligations, Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

     Cash Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability at any time is less than the greater of (i) $27,000,000 and (ii) 20% of the aggregate Commitments at such time; and (b) continuing until, during the preceding 45 consecutive days, no Event of Default has existed and Availability at all times has been greater than the greater of (i) $27,000,000 and (ii) 20% of the aggregate Commitments at such time.
     Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and is rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition.
     Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
     CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
     Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     Change of Control: (a) at any time prior to a Qualifying IPO, the Permitted Holders cease to (x) own and control, in the aggregate, directly or indirectly, at least a majority of the voting power of the Voting Equity Interests of all Borrowers or their direct or indirect parents or (y) have the power, directly or indirectly, to appoint a majority of the Board of Directors of each of the Obligors or (b) at any time after a Qualifying IPO, any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the outstanding voting power of the Voting Equity Interests of the Borrowers or their direct or indirect parents and such percentage of the outstanding voting power of the Voting Equity Interests is equal to or more than the voting power of the Voting Equity Interests of the Borrowers or their direct or indirect parents owned, in the aggregate, directly or indirectly, by the Permitted Holders.
     Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
     Closing Date: as defined in Section 6.1.
     Code: the Internal Revenue Code of 1986, as amended.
     Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
     Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1A, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Commitments” means the aggregate amount of such commitments of all Lenders.
     Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Commitments pursuant to Section 2.1.4; or (c) the date on which the Commitments are terminated pursuant to Section 11.2.
     Compliance Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which Borrowers certify compliance or noncompliance with Sections 10.2.3 and 10.3, list all outstanding Bank Products and calculate the applicable Level for the Applicable Margin.
     Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
     Covenant Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability at any time is less than the greater of (i) $20,250,000 and (ii) 15% of the aggregate Commitments at such time; and (b) continuing until, during the preceding 60 consecutive days, no Event of Default has existed and Availability at all times has been greater than the greater of (i) $20,250,000 and (ii) 15% of the aggregate Commitments at such time.
     CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

     Daily Balance: as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
     Debt: as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances (other than customer deposits and advances in the ordinary course of business) of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including, without limitation, the Second Lien Notes, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable on customary trade terms and accrued obligations incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property, valued at the fair market value of the assets subject to such Lien (in the case of non-recourse Debt) owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such Person with respect to Debt of others, (h) all Capital Lease Obligations of such Person, (i) all net obligations of such Person in respect of Hedging Agreements, determined on a marked-to-market basis in accordance with GAAP, (j) all obligations of such Person as an account party in respect of letters of credit and (k) all obligations of such Person as an account party in respect of bankers’ acceptances. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner, except to the extent that the terms of such Debt provide otherwise.
     Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
     Defaulting Lender: any Lender that (a) has failed to fund any portion of the Loans, participations in LC Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, or has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (b) has notified Agent, any Lender, an Issuing Bank, or any Borrower or Guarantor in writing that it will not or does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it will not or does not intend to comply with its funding obligations under this Agreement or under other agreements in which it has agreed to make loans or provide other financial accommodations, (c) has failed, within five (5) Business Days after request by Agent or Borrower Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding LC Obligations and Swingline Loans; provided, that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by Agent and Borrower Agent, or (d) becomes or is insolvent or has a parent company that has become or is insolvent or becomes the subject of a bankruptcy or insolvency proceeding, or has a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and has not obtained all required orders, approvals or consents of any court or other Governmental Authority to continue to fulfill its obligations hereunder, in form and substance reasonably satisfactory to Agent and Borrower Agent.
     Defaulting Lender Rate: (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).
     Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

     Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.
     Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests (provided, that, if any direct or indirect holder of Equity Interests of any of the Obligors shall be a holder of Second Lien Notes, no payment with respect to the Second Lien Notes permitted hereunder shall constitute a Distribution to such Person); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
     Dollars: lawful money of the United States.
     Dominion Account: a special account established by Borrowers at Bank of America or another bank reasonably acceptable to Agent, for which Borrowers have executed a deposit account control agreement in favor of Agent, for the ratable benefit of Lenders, and over which Agent shall exclusive control for withdrawal purposes.
     EBITDA: determined on a consolidated basis for Borrowers and Restricted Subsidiaries, net income, plus (a) the sum, without duplication, of (i) to the extent deducted in computing such net income, the sum, without duplication, of (x) all federal, state, local and foreign income taxes (whether paid or reserved), (y) interest expense and (z) depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including, but not limited to, non-cash transaction expenses, the amortization of debt discounts, original issue discounts, losses from impairment of intangible assets, translation gains or losses, and non-cash compensation expense), (ii) all fees and expenses associated with the transactions hereunder and the issuance of the Second Lien Notes, including the expense associated with the amortization of deferred fees and expenses, and all losses and expenses incurred in terminating any Hedging Agreements in connection with the transactions hereunder, (iii) all net losses from any Hedging Agreements, to the extent included in computing such net income (not to exceed, in any Fiscal Year commencing with the Fiscal Year ending December 31, 2010, $5,000,000), (iv) to the extent actually incurred, cash severance costs (not to exceed, in any Fiscal Year commencing with the Fiscal Year ending December 31, 2010, $1,500,000), and (v) to the extent deferred and not actually paid in cash, management fees, minus (b) all net gains from any Hedging Agreements, to the extent included in computing such net income (not to exceed $5,000,000) and any non-cash income or non-cash gains, all as determined on a consolidated basis in accordance with GAAP.
     Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars that Agent and Co-Collateral Agent, in the exercise of their reasonable, good faith credit judgment determine to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 90 days after the original invoice date, without giving effect to any extension of payment referred to in clause (l); (b) 50% or more of the aggregate Dollar amount of outstanding Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) (i) with respect to Accounts owing by Tampa Electric Co., (A) at any time at which the corporate debt of Tampa Electric Co. shall be rated greater than or equal to B by S&P or B2 by Moody’s, when aggregated with other Accounts owing by Tampa Electric Co. at such time, it exceeds 40% and (B) at all other times, when aggregated with other Accounts owing by Tampa Electric Co. at such time, it exceeds 30%, in each case, of the aggregate Dollar amount of Eligible Accounts (or such higher percentage as Agent and Co-Collateral Agent may establish for Tampa Electric Co. from time to time), but only to the extent of such excess, and (ii) with respect to all other Accounts, when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Dollar amount of Eligible Accounts (or such higher percentage as Agent and Co-Collateral Agent may establish for the Account Debtor from time to time), but only to the extent of such excess; (d) it does not conform with a covenant or representation herein; (e) it is owed by an Account Debtor to which any Borrower or Subsidiary is indebted in any way (including accrued liabilities), or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement reasonably acceptable to Agent to waive setoff rights, or if the Account Debtor thereon has disputed liability, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim; (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs; provided, that Agent and Co-Collateral Agent in their sole discretion may determine that such Account shall not be ineligible to the extent payment thereof has been authorized pursuant to a final, nonappealable judicial order or decree; (g) the Account Debtor is organized or has its principal offices outside the United States or Canada except in each case to the extent that such Account is insured or is secured or payable by a letter of credit the terms of which are reasonably satisfactory to Agent in the reasonable exercise of its discretion and which is in the possession of Agent and which is subject to a first priority Lien in favor of Agent for the benefit of Lenders; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than Liens pursuant to Vessel Lease Agreements); (j) except for the invoices referred to in the parenthetical in clause (o) of this definition (which shall not be excluded by this clause (j)), the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended without the consent of Agent and Co-Collateral Agent (unless such extended period together with any additional period during which payment has not been received shall not exceed 90 days from the date of the original invoice therefor), the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate other than in the Ordinary Course of Business, upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction or, when aggregated with all other Accounts arising from sales to Affiliates (other than ION Carbon & Minerals LLC), it exceeds $1,000,000, but only to the extent of such excess; (n) it arises from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (o) it represents a progress billing (it being understood that, for the purposes hereof, “progress billing” does not include any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned solely upon the delivery or performance by the relevant Borrower, in the Ordinary Course of Business of such Borrower, of the goods or services which are subject to such contract or agreement) or retainage; (p) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (q) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.
     Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) when an Event of Default has not occurred and is not continuing, any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment; it being acknowledged that Borrowing Agent’s disapproval of any proposed Eligible Assignee shall not be deemed to be unreasonable if such Eligible Assignee or any of its Affiliates are engaged, directly or indirectly, in marine transportation services or dry bulk terminal services in direct competition with any of the Borrowers), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $3,000,000,000, is a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business, and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; or (c) during the continuance of any Event of Default, any Person acceptable to Agent in its discretion. Notwithstanding anything to the contrary set forth herein (x) in no event shall any Obligor or any of Greenstreet Equity Partners, LLC, JCP United Maritime Holding LLC, AMCIC Maritime AIV, LLC or First Reserve Fund XI, L.P. be an Eligible Assignee; and (y) if any of Greenstreet Equity Partners, LLC, JCP United Maritime Holding LLC, AMCIC Maritime AIV, LLC or First Reserve Fund XI, L.P. assign any of their respective Commitments to any of their respective Affiliates (other than an assignment by JCP United Maritime Holding LLC to Jefferies Finance LLC, Jefferies Group, Inc. and their respective Affiliates (other than Jefferies Capital Partners and its Subsidiaries)) then, for the purposes of voting as contemplated under Seciton 14.1, the Commitment of any such Affiliate shall be deemed to be $0.
     Eligible Blue Water Domestic Vessel: any Blue Water Domestic Vessel that is (a) duly documented under the laws of the United States of America with coastwise endorsement, (b) in seaworthy condition and in regular commercial service, subject to periods of scheduled dry-docking and other routine maintenance, and (c) subject to a first priority ship mortgage Lien in favor of Security Trustee for the benefit of Secured Parties.
     Eligible Blue Water International Vessel: any Blue Water International Vessel that that is (a) duly documented under the laws of the United States of America with coastwise endorsement, (b) in seaworthy condition and in regular commercial service, subject to periods of scheduled dry-docking and other routine maintenance, and (c) subject to a first priority ship mortgage Lien in favor of Security Trustee for the benefit of Secured Parties.
     Eligible Brown Water Vessel: any Brown Water Vessel that that is (a) duly documented under the laws of the United States of America with coastwise endorsement, (b) in seaworthy condition and in regular commercial service, subject to periods of scheduled dry-docking and other routine maintenance, and (c) subject to a first priority ship mortgage Lien in favor of Security Trustee for the benefit of Secured Parties.
     Eligible Fuel Inventory: Inventory consisting of fuel owned by a Borrower that Agent and Co-Collateral Agent, in the exercise of their reasonable, good faith credit judgment, deem to be Eligible Fuel Inventory. Without limiting the foregoing, no fuel shall be Eligible Fuel Inventory unless it (a) meets all standards imposed by any Governmental Authority; (b) conforms with the covenants and representations herein; (c) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (d) is not subject to any warehouse receipt or negotiable Document; and (e) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate reserve has been established.
     Eligible Vessels: collectively, Eligible Blue Water Domestic Vessels, Eligible Blue Water International Vessels and Eligible Brown Water Vessels.
     Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
     Environmental Agreement: each agreement of Borrowers with respect to any Real Estate subject to a Mortgage, pursuant to which Borrowers agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws, as set forth more fully in any such Environmental Agreement.
     Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by applicable regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
     Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any alleged noncompliance with, investigation of an alleged violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
     Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
     Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
     ERISA: the Employee Retirement Income Security Act of 1974.
     ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure by any Obligor or ERISA Affiliate to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.
     Event of Default: as defined in Section 11.
     Excess Land: real Property owned or leased by any Obligor which is located near or adjacent to the Terminal and not used by Obligors in the Ordinary Course of Business.
     Excluded Capital Contribution: any direct or indirect capital contribution made after the Closing Date to any Obligor; provided, that such capital contribution is made substantially contemporaneously with, and the proceeds thereof are used exclusively to, make Investments or Distributions or prepay Debt.
     Excluded Equity: means any Voting Stock in excess of 65% of the total outstanding Voting Stock of any Foreign Subsidiary. For the purposes of this definition, “Voting Stock” means, as to any issuer, the issued and outstanding shares of each class of capital stock or other ownership interests of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).
     Excluded Tax: with respect to Agent, any Lender, any Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located; and (c) in the case of any Lender, any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new Lending Office) or, in the case of a Foreign Lender, any withholding tax attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax.
     Existing Fuel Hedges: those fuel hedges described on Schedule 1.1.F.
     Existing Letters of Credit: those letters of credit described on Schedule 1.1G.
     Existing Vessel Lease Agreements: collectively, (a) Master Bareboat Charter Agreement, dated April 28, 2006, between U.S. Bancorp Equipment Finance, Inc. and TECO Barge Line, Inc., as amended, (b) Demise Charter, dated December 21, 2001, between U.S. Bank, National Association (successor to State Street Bank and Trust Company of Connecticut, National Association), as trustee of GTC Connecticut Statutory Trust, and TECO Ocean Shipping Inc. (f/k/a Gulfcoast Transit Company), as amended, (c) Bareboat Subcharter Agreement, dated February 7, 1985, between GATX Third Aircraft Corporation (successor to Merchants Grain & Transportation, Inc. and TECO Towing Company, as amended, and (d) Bareboat Barge Charter Agreement, dated September 26, 2005, between PML, Inc. and TECO Barge Line, Inc., as amended.
     Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, Vessel Appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s or Security Trustee’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees and utility reservation and standby fees, and reasonable legal fees, appraisal fees, Vessel Appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
     Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

     Fee Letter: any fee letter agreement among Agent, BAS, WFF, Jefferies, or any of them, and Borrowers.
     Finance Corp.: United Maritime Group Finance Corp., a Delaware corporation.
     Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
     Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
     Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Restricted Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Loans) and cash Distributions paid in respect of tax obligations, to (b) Fixed Charges. For purposes of calculating the Fixed Charge Coverage Ratio: if an Obligor makes any voluntary or mandatory prepayment, repurchase or other voluntary discharge of Debt under the Second Lien Documents or Subordinated Debt during such four Fiscal Quarter period, the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such prepayment, repurchase or discharge as if it had occurred on the first day of the applicable four Fiscal Quarter period.
     Fixed Charges: the sum of cash interest expense paid, scheduled principal payments made on Borrowed Money, voluntary or mandatory prepayments of Debt under the Second Lien Documents and Subordinated Debt, and Distributions made (other than cash Distributions paid in respect of tax obligations).
     FLSA: the Fair Labor Standards Act of 1938.
     Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.
     Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
     Foreign Subsidiary: a Subsidiary of a Borrower organized outside the jurisdiction of the United States.
     Four Leased UOS Vessels: four leased Vessels of Ocean currently named BARBARA KESSEL, Official No. 583310, GAYLE EUSTACE, Official No. 587045, PEGGY PALMER, Official No. 641530, and MARY TURNER, Official No. 646730.
     Fuel Inventory Formula Amount: 50% of the Value of Eligible Fuel Inventory.
     Full Payment: with respect to any Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedging Agreements provided by providers under Hedging Agreements) other than (a) unasserted contingent indemnification Obligations, (b) any Bank Product Debt (other than obligations under Hedging Agreements) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or Cash Collateralized, and (c) any obligations under Hedging Agreements that, at such time, are allowed by the applicable provider under Hedging Agreements to remain outstanding without being required to be repaid, (i), the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding) (or (A) in the case of contingent obligations with respect to Letters of Credit, providing Cash Collateralization in respect thereof, and (B) in the case of obligations with respect to Bank Products (other than obligations under Hedging Agreements), providing Cash Collateralization in respect thereof); and (ii) a release of any Claims of Obligors against Agent, Lenders and Issuing Banks arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
     GAAP: generally accepted accounting principles in effect in the United States from time to time.
     Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
     Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.
     Group: as defined in the preamble to this Agreement.
     Guarantor Payment: as defined in Section 5.11.3.
     Guarantors: GS Maritime Intermediate Holding LLC, a Delaware limited liability company, United Maritime Group Finance Corp., a Delaware corporation, UMG Towing, LLC, a Florida limited liability company, U.S. United Bulk Logistics, LLC, a Delaware limited liability company, U.S. United Ocean Holding, LLC, a Delaware limited liability company, U.S. United Ocean Holding II, LLC, a Delaware limited company, each Restricted Subsidiary and each other Person who guarantees payment or performance of any Obligations.
     Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.
     Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
     Indemnified Taxes: Taxes other than Excluded Taxes.
     Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
     Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
     Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

     Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
     Intercreditor Agreement: the Intercreditor Agreement of even date herewith, between Second Lien Agent and Agent, relating to the Debt arising under the Second Lien Notes.
     Interest Period: as defined in Section 3.1.3.
     Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
     Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.
     IRS: the United States Internal Revenue Service.
     Issuing Bank: Bank of America, an Affiliate of Bank of America or WFF or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.3. The Issuing Bank shall be a Lender.
     Issuing Bank Indemnitees: Issuing Banks and their respective officers, directors, employees, Affiliates, agents and attorneys.
     Jefferies: Jefferies Finance LLC, a Delaware limited liability company, and its successors and assigns.
     LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6 (except that Section 6.1 shall only be applicable to Letters of Credit issued on the Closing Date); (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) after giving effect to such issuance, the Letter of Credit Usage does not exceed the Borrowing Base less the outstanding amount of Loans (inclusive of Swingline Loans), (d) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (e) the Letter of Credit and payments thereunder are denominated in Dollars; (f) the form of the proposed Letter of Credit is reasonably satisfactory to Agent and the Issuing Bank or Underlying Issuer, as applicable; and (g) the proposed Letter of Credit is for ordinary business purposes.
     LC Documents: all documents, instruments and agreements delivered by Borrowers or any other Person to the Issuing Bank, Underlying Issuer or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
     LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit including reimbursement or indemnification obligations with respect to

Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent); (b) the stated amount of all outstanding Letters of Credit; (c) all fees and other amounts owing with respect to Letters of Credit; and (d) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrowers to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit.
     LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Banks.
     Lender Group: each of the Lenders (including each Issuing Bank) and the Agent, or any one or more of them.
     Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.
     Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.
     Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.
     Letter of Credit: any standby or documentary letter of credit issued by an Issuing Bank for the account of a Borrower, any standby or documentary letter of credit issued by Underlying Issuer for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent, an Issuing Bank, or Underlying Issuer for the benefit of a Borrower.
     Letter of Credit Disbursement: a payment made by a Issuing Bank or Underlying Issuer pursuant to a Letter of Credit.
     Letter of Credit Subline: $10,000,000.
     Letter of Credit Usage: as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
     Leverage Ratio: the ratio, determined as of the end of any Fiscal Quarter, of (a) Borrowed Money (other than Contingent Obligations) of Borrowers and Restricted Subsidiaries as of the last day of such quarter, to (b) EBITDA for the four Fiscal Quarters then ending.
     LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/16th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.
     LIBOR Loan: a Loan that bears interest based on LIBOR.

     License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
     Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
     Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.
     Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises temporarily to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s or Security Trustee’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s or Security Trustee’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
     Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.
     Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.
     Loan Documents: this Agreement, Other Agreements and Security Documents.
     Loan Year: each one year period commencing on the Closing Date and on each anniversary of the Closing Date.
     Maritime and Cost to Complete Reserves: reserves established by Agent and Co-Collateral Agent in the exercise of their reasonable, good faith credit judgment for necessaries and other maritime liens, and the costs to complete transportation of cargo, in each case based upon the categories set forth in the Borrowing Base Certificate under the heading “Maritime Reserves” from time to time.
     Margin Stock: as defined in Regulation U of the Board of Governors.
     Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of the Obligors, taken as a whole, on the value of the Collateral taken as a whole, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s or Security Trustee’s Liens on Collateral having an aggregate value in excess of five percent (5%) of the Borrowing Base; (b) impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent, Security Trustee or any Lender to enforce or collect any Obligations or to realize upon Collateral having an aggregate value in excess of five percent (5%) of the Borrowing Base.
     Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $5,000,000 or more.
     Material Obligor: any Obligor other than an Obligor whose assets and revenues do not exceed 2% of the total assets and revenues of the Obligors.
     Moody’s: Moody’s Investors Service, Inc., and its successors.
     Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which a Borrower grants to Agent, for the benefit of Secured Parties, a Lien, subject to Permitted Liens, upon the Real Estate, as listed on Schedule 7.3.1, owned by such Borrower, as security for the Obligations, substantially in the form of Exhibit E with such schedules and including such provisions as shall be necessary to conform such document to applicable local law.
     Mortgaged Real Estate: the Real Estate subject to a Mortgage, as set forth on Schedule 7.3.1.
     Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     Negative Pledge Vessel Lease: means (a) Demise Charter, dated December 21, 2001, between U.S. Bank, National Association (successor to State Street Bank and Trust Company of Connecticut, National Association), as trustee of GTC Connecticut Statutory Trust, and TECO Ocean Shipping Inc. (f/k/a Gulfcoast Transit Company), as amended, and (b) Bareboat Subcharter Agreement, dated February 7, 1985, between GATX Third Aircraft Corporation (successor to Merchants Grain & Transportation, Inc. and TECO Towing Company, as amended.
     Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s or Security Trustee’s Liens on Collateral sold; (c) transfer or similar taxes and the Obligor’s good faith estimate of and reserve for income taxes paid or payable in connection with such sale; and (d) reserves for indemnities, until such reserves are no longer needed.
     New Vessel: as of any date of determination, any Vessel acquired by a Borrower within 180 days of the date of the date of the Permitted Sale-Leaseback Transaction to which such Vessel is subject.
     NOLV Percentage: the percentage obtained by (a) dividing (x) the net orderly liquidation value of Vessels, as set forth in the most recent Vessel Appraisal conducted pursuant to Section 10.1.1(b), by (y) the net book value of Vessels, as set forth in the Borrower’s report of Eligible Vessels submitted pursuant to Section 10.1.2(h) as of the same date as, or as close as possible thereto, the applicable Vessel Appraisal, and (b) multiplying the result by 100.
     Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

     Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Loans, in form reasonably satisfactory to Agent.
     Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Agent.
     Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
     Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.
     Obsolete Equipment: (a) Vessels and other Equipment that are damaged, obsolete or at the end of their useful life, (b) Real Estate and other assets (not including any Accounts, Inventory or Vessels) that are obsolete or no longer useful in the Ordinary Course of Business as reasonably determined by the Borrowers and (c) Vessels and other Equipment that are surplus in the Ordinary Course of Business (provided, however, that such surplus Vessels and other Equipment under this clause (c) shall be limited to Vessels and other Equipment having a fair market value of $5,000,000 in the aggregate in any calendar year (plus any unused amounts from any prior calendar year up to $1,000,000) or $20,000,000 in the aggregate during the term of this Agreement; provided, further, however, that the foregoing limitations shall not apply to such surplus Vessels and other Equipment under this clause (c), the proceeds of the sale or other disposition of which are applied, within 180 days after the sale or other disposition thereof, to the costs of replacement of such surplus Vessels and other Equipment or the cost of purchase or construction of other assets useful in the business of Borrowers and their Subsidiaries).
     Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.
     Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
     OSHA: the Occupational Safety and Health Act of 1970.
     Other Agreement: each Note; LC Document; Fee Letter; Lien Waiver; Intercreditor Agreement; Related Real Estate Document; Borrowing Base Certificate, Compliance Certificate, Arrangement Letter, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent, Security Trustee or a Lender in connection with any transactions relating hereto.
     Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     Overadvance: as defined in Section 2.1.5.
     Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.
     Participant: as defined in Section 13.2.
     Patent Assignment: each patent collateral assignment agreement pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s interests in its patents, as security for the Obligations.
     Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
     Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
     PBGC: the Pension Benefit Guaranty Corporation.
     Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
     Permitted Asset Disposition: as long as no Default or Event of Default exists, an Asset Disposition that is (a) a sale, transfer or other disposition of Inventory in the Ordinary Course of Business; (b) a sale of Equipment and Vessels (other than PL480 Vessels) or other assets that, in the aggregate during any fiscal year, have a fair market or book value of $5,000,000 or less; (c) any sales transfers or other dispositions or scrapping of Obsolete Equipment; (d) a termination, assignment or sublease of a lease, sublease, license or charter of real or personal Property that is not required to sustain the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) a sale, transfer or other disposition of Excess Land at the Terminal; (f) a lease, sublease or license of real Property other than the Terminal (or any portion thereof) and any other real Property that is required to sustain the Ordinary Course of Business; (g) a sale, transfer or other disposition of assets among Obligors (other than a sale, transfer or other disposition to GS Maritime Intermediate Holding LLC), which sale, transfer or other disposition shall be in accordance with Applicable Law; (h) a sale, transfer or other disposition of assets pursuant to a Permitted Sale-Leaseback Transaction; (i) approved in writing by Agent and Required Lenders; (j) the sale, transfer or other disposition of Property identified on Schedule 7.1; or (k) a sale, transfer or other disposition of PL480 Vessels; provided, that, with respect to this clause (k), the proceeds of such sale, transfer or other disposition are equal to at least 100% of the net orderly liquidation value of such PL480 Vessels, as set forth in the most recent Vessel Appraisal conducted pursuant to Section 10.1.1(b) and are applied in accordance with Section 5.3.
     Permitted Discretion: a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
     Permitted Holders: Greenstreet Equity Partners, LLC, JCP United Maritime Holding LLC, AMCIC Maritime AIV, LLC and First Reserve Fund XI, L.P. and their respective Affiliates.

     Permitted JV Transaction: a transaction pursuant to which (a) (i) Group or a Restricted Subsidiary contributes assets or property (including Equity Interests, but specifically excluding Blue Water Domestic Vessels and Blue Water International Vessels, which Borrowers acknowledge may not be contributed to any joint venture) to a joint venture in exchange for consideration which may include cash, Equity Interests in the joint venture, other property, or some combination of the foregoing, (collectively, the “Consideration”), (ii) in the case of contributed assets or Property other than Vessels, the fair market value of the Consideration received is equal to at least 90% of the fair market value of such contributed assets or property (in each case, as determined in good faith by the Board of Directors of the applicable Obligor), (iii) in the case of contributed Vessels, the fair market value of the Consideration received is equal to at least 100% of the net orderly liquidation value of such Vessels, as set forth in the most recent Vessel Appraisal conducted pursuant to Section 10.1.1(b), and such net orderly liquidation value does not exceed $25,000,000 in the aggregate during the term of this Agreement, and (iv) Group provides, and no Restricted Subsidiary of Group provides, with respect to the incurrence of Debt by the joint venture, a guaranty or indemnity arrangement of the joint venture or any member of the joint venture in an amount not to exceed the fair market value of the assets or property contributed by Group or such Restricted Subsidiary; provided, that, at the time of the consummation of any such transaction and immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, (B) Availability at all times during the immediately preceding 30 day period shall be not less than 30% of the lesser of (x) the Borrowing Base and (y) the aggregate Commitments, (C) the Leverage Ratio shall not be greater than the Leverage Ratio set forth in Section 10.3.1 based on the Fiscal Quarter financial statements most recently delivered pursuant to Section 10.1.2(b) (without regard to whether a Covenant Trigger Period is then in effect), (D) the Fixed Charge Coverage Ratio shall be not less than 1.0 to 1.0, and (E) as a result of such transaction, when aggregated with all other such transactions, the Borrowing Base shall not be reduced in an amount greater than 15% of the Borrowing Base in effect immediately preceding the consummation of such transaction, or (b) (i) Group or a Restricted Subsidiary contributes real property and other assets (not including any Accounts, Inventory or Vessels) to an operational joint venture or strategic alliance in exchange for Consideration and (ii) the fair market value of the Consideration received is equal to at least 90% of the fair market value of the contributed assets or property (in each case, as determined in good faith by the Board of Directors of the applicable Obligor); provided, that, at the time of the consummation of any such transaction and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing. In the event the formation of a joint venture does not meet the specific requirements set forth above, it will still qualify as a “Permitted JV Transaction” if it is a transaction pursuant to which Group or a Restricted Subsidiary forms a joint venture on terms and conditions reasonably satisfactory to Agent and Required Lenders.
     Permitted Lien: as defined in Section 10.2.2.
     Permitted Sale-Leaseback Transaction: a sale-leaseback transaction entered into by any Borrower with any Person, upon fair and reasonable terms and conditions fully disclosed and reasonably satisfactory to Agent and Required Lenders, (a) with respect to any New Vessel which, individually or when aggregated with other Permitted Sale-Leaseback Transactions of New Vessels in any calendar year, does not exceed $15,000,000 in such calendar year, and (b) with respect to any Specified Vessel, on or prior to the expiration of such lease.
     Permitted Purchase Money Debt: Purchase Money Debt and Capital Leases of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount outstanding does not exceed $10,000,000 at any time and its incurrence does not violate Section 10.2.3.
     Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

     PL480 Vessels: any of the three Vessels identified on Schedule 1.1E.
     Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
     Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender’s Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.
     Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
     Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     Protective Advances: as defined in Section 2.1.6.
     Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 30 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
     Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
     Qualifying IPO: the issuance by any direct or indirect parent of the Borrowers of its common stock in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement with the Securities and Exchange Commission in accordance with the Securities Act of 1933.
Quarterly Update Date: the date of delivery of financial statements pursuant to Section 10.1.2(b).
     RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901-6992k).

     Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
     Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.
     Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).
     Reimbursement Undertaking: as defined in Section 2.3.1.
     Related Real Estate Documents: with respect to the Mortgaged Real Estate, the following, in form and substance reasonably satisfactory to Agent: (a) a mortgagee title policy or marked-up title commitment having the effect of a policy of title insurance (or binder therefor) covering Agent’s interest under the Mortgage, in a form and by an insurer reasonably acceptable to Agent in the amount set forth on Schedule 1.1D along with evidence reasonably acceptable to Agent of payment of all title insurance premiums and related charges; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as set forth on Schedule 1.1D with respect to other Persons having an interest in the Mortgaged Real Estate; (c) an affidavit of no change as to the 2007 or 2008 certified as-built survey of the Mortgaged Real Estate; (d) flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Agent, if the Mortgaged Real Estate is within a flood plain; (e) an environmental assessment, prepared by environmental engineers reasonably acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance reasonably satisfactory to Required Lenders; and (f) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Mortgaged Real Estate.
     Report: as defined in Section 12.2.3.
     Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     Required Lenders: Lenders (subject to Section 4.2) having (a) Commitments in excess of 50% of the aggregate Commitments; and (b) if the Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, that, at any time that there are two (2) or more Lenders (with each Lender and its Affiliates together being counted as one “Lender”), “Required Lenders” must include at least two (2) Lenders (with each Lender and its Affiliates together being counted as one “Lender”).
     Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/16th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
     Restricted Subsidiary: any Subsidiary other than an Unrestricted Subsidiary.

     Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay the Obligations, to grant Liens on any assets to secure the Obligations, to declare or make Distributions to a Borrower or any Subsidiary, to modify, extend or renew any agreement evidencing the Obligations, or to repay any intercompany Debt owed to any Borrower or any Subsidiary.
     Revolver Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Commitment and shall evidence the Loans made by such Lender.
     Revolver Termination Date: December          , 2013.
     S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     Second Lien Agent: Wells Fargo Bank, National Association, as the trustee under the Second Lien Notes Indenture.
     Second Lien Documents: collectively, the Second Lien Notes Indenture, the Second Lien Notes and all agreements (including any security agreement), documents and instruments executed or delivered in connection with any of the foregoing (as the same now exist or may hereafter exist upon the execution and delivery thereof and may hereafter or thereafter, as the case may be, be amended, supplemented or otherwise modified in accordance with the provisions of the Intercreditor Agreement).
     Second Lien Notes: the         % Senior Secured Notes due 2015, issued by Group and Finance Corp. pursuant to the Second Lien Notes Indenture.
     Second Lien Notes Indenture: the Indenture dated as of December ___, 2009 among Group and Finance Corp., as issuers, the guarantors party thereto and Second Lien Agent, as trustee, as amended from time to time.
     Secured Parties: Agent, Security Trustee, Issuing Banks, Underlying Issuer, Lenders and Bank Product Providers.
     Security Documents: the Guaranties, Mortgages, Ship Mortgages, Patent Assignments, Trademark Security Agreements, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
     Security Trustee: Bank of America, in its capacity as security trustee for Lenders and as mortgage trustee for Lenders under the Ship Mortgages, and any successor security or mortgagee trustee.
     Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.
     Settlement Report: a report delivered by Agent to Lenders summarizing the Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.
     Ship Mortgage: (a) the first preferred ship mortgages, each dated the date hereof, granted by the respective Borrowers in favor of the Security Trustee as mortgage trustee and covering the Eligible Vessels owned by each such party as shown in Schedule 1.1B hereto, each such mortgage securing the

Obligations and duly recorded at the United States Coast Guard National Vessel Documentation Center and (b) any preferred ship mortgage hereafter granted by any Borrower or Guarantor in favor of the Security Trustee as mortgage trustee covering one or more Vessels owned by any such party, each such mortgage to secure the Obligations and to be duly recorded at the United States Coast Guard National Vessel Documentation Center.
     Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
     Specified Vessel: any of the four Vessels identified on Schedule 1.1C.
     Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent.
     Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).
     Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.
     Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     Terminal: the terminal located at 14537 Highway 15, Davant, Plaquemines Parish, Louisiana.
     Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.
     Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
     Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

     UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
     Underlying Issuer: Wells Fargo or one of its Affiliates.
     Underlying Issuer Indemnitees: Underlying Issuer and its officers, directors, employees, Affiliates, agents and attorneys.
     Underlying Letter of Credit: a Letter of Credit that has been issued by an Underlying Issuer.
     Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     Unrestricted Subsidiary: at any time, any Subsidiary which at such time is designated an “Unrestricted Subsidiary” pursuant to and in accordance with the Second Lien Notes Indenture.
Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.
     Value: (a) for Eligible Vessels, the net book value thereof, as set forth in Borrowers’ most recent Borrowing Base Certificate delivered to Agent pursuant to Section 8.1, (b) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (c) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
     Vessel Appraisal: a written appraisal of the Eligible Vessels delivered to Agent, in form, scope and methodology, and by an appraiser, reasonably acceptable to Agent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely.
     Vessel Lease Accounts Reserve: with respect to Accounts attributable to Vessels leased by Barge or Ocean pursuant to the Existing Vessel Lease Agreements, if the Borrowers have not established a system of maintaining records, reasonably satisfactory to Agent and Co-Collateral Agent, which segregates the Accounts of Barge subject to liens pursuant to Existing Vessel Lease Agreements from the other Accounts of Barge, a reserve equal to (a) before the 180th day after the Closing Date, 28.6% of the Eligible Accounts of Barge plus the Eligible Accounts relating to the Four Leased UOS Vessels, (b) for the period commencing on the 180th day after the Closing Date and continuing through the 270th day after the Closing Date, 40.0% of the Eligible Accounts of Barge plus the Eligible Accounts relating to the Four Leased UOS Vessels, and (c) at all times thereafter, a percentage of Eligible Accounts of Barge as determined by Agent and Co-Collateral Agent, in their sole discretion but in no event will it exceed 70% of Eligible Accounts of Barge plus Eligible Accounts relating to the Four Leased UOS Vessels. Notwithstanding the foregoing, if the Borrowers establish a system of maintaining records, reasonably satisfactory to Agent and Co-Collateral Agent, which segregates those Accounts attributable to Vessels leased by Barge subject to liens pursuant to Existing Vessel Lease Agreements from the other Accounts of Barge, the Vessel Lease Accounts reserve shall equal the actual amount of Eligible Accounts of Barge subject to liens pursuant to Existing Vessel Lease Agreements plus the Eligible Accounts relating to the Four Leased UOS Vessels.

     Vessel Lease Agreements: the Existing Vessel Lease Agreements and any other agreements pursuant to which any Obligor leases or bare boat charters Vessels.
     Vessel Type: any type of Vessel (i.e., Blue Water Domestic Vessel, Blue Water International Vessel or Brown Water Vessel).
     Vessels: the towboats, barges and other vessels owned or leased by Obligors.
     Voting Equity Interests: with respect to any Person, such Person’s Equity Interests having the right to vote for the election of the Board of Directors of such Person under ordinary circumstances.
     Wells Fargo: Wells Fargo Bank, National Association, a national banking association.
     WFF: Wells Fargo Foothill, LLC, a Delaware limited liability company, and its successors and assigns.
     1.2. Accounting Terms; GAAP. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent; provided, that, if Borrower shall notify Agent that it wishes to amend any definition in Section 1 or covenant in Section 10.3 to eliminate the effect of any change in GAAP on the operation of any such definition or provision (or if Agent notifies Borrower that Required Lenders wish to amend any such definition or provision for such purposes), then the Loan Parties’ compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner reasonably satisfactory to Borrower and Required Lenders. Notwithstanding the foregoing, the terms “operating lease” and “capital lease” shall be interpreted in accordance with GAAP as in effect on the Closing Date.
     1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”
     1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Co-Collateral Agent, an Issuing Bank or any Lender mean, unless otherwise stated, the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, an Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents who would reasonably be expected to have knowledge of such matters and a good faith attempt to ascertain the matter to which such phrase relates.
SECTION 2. CREDIT FACILITIES
     2.1. Commitment.
          2.1.1. Loans. Subject to the terms and conditions of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make Loans to Borrowers from time to time through the Commitment Termination Date in an amount at any one time outstanding not to exceed the lesser of:
          (a) such Lender’s Commitment, or
          (b) such Lender’s Pro Rata of an amount equal to the lesser of:
               (i) the Commitments less the sum of (A) the Letter of Credit Usage at such time, plus (B) the principal amount of Swingline Loans outstanding at such time, and
               (ii) the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swingline Loans outstanding at such time.
          The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if the unpaid balance of Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Fuel Hedges shall constitute Bank Product Debt under this Agreement on and after the Closing Date with the same effect as if such Existing Fuel Hedges were provided by a Lender or one of its Affiliates at the request of Borrower Agent on the Closing Date.
          2.1.2. Revolver Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.
          2.1.3. Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers.
          2.1.4. Voluntary Reduction or Termination of Commitments.
          (a) The Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 10 Business Days’ prior written notice to Agent, Borrowers may, at their option, terminate the Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.
          (b) Borrowers may permanently reduce the Commitments, on a Pro Rata basis for each Lender, upon at least 10 Business Days’ prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.
          2.1.5. Overadvances. If the aggregate Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 60 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the aggregate amount of the Overadvance and any Protective Advances then outstanding is not known by Agent to exceed $13,500,000; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased, and (ii) does not continue for more than 60 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Loans and LC Obligations to exceed the aggregate Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
          2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount outstanding at any time equal to $13,500,000 minus any Overadvance outstanding at such time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations (other than Bank Product Debt); or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
     2.2. Reserved.
     2.3. Letter of Credit Facility.
          2.3.1. Subject to the terms and conditions of this Agreement, upon the request of Borrower Agent made in accordance herewith, the Issuing Bank agrees to issue, or to cause an Underlying Issuer, as Issuing Bank’s agent, to issue, a requested Letter of Credit. If Issuing Bank, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Bank agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrower Agent shall be deemed to have requested that Issuing Bank issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Bank to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrowers that Borrowers are and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by a Person authorized to make such request and delivered to the Issuing Bank via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Bank and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Bank may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Borrowers or their respective Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender. The Issuing Bank shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
     (a) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Loans (inclusive of Swingline Loans), or
          (b) the Letter of Credit Usage would exceed the Letter of Credit Subline, or
          (c) the Letter of Credit Usage would exceed the Commitments less the outstanding amount of Commitments.
     Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank or an Underlying Issuer at the request of Borrower Agent on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Loan hereunder and, initially, shall bear interest at the rate then applicable to Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be discharged and replaced by the resulting Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.3.2 to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.
          2.3.2. Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.3.1, each Lender with a Commitment agrees to fund its Pro Rata share of any Loan deemed made pursuant to Section 2.3.1 on the same terms and conditions as if Borrowers had requested the amount thereof as a Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders with Commitments, the Issuing Bank shall be deemed to have granted to each Lender with a Commitment, and each Lender with a Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank and each Reimbursement Undertaking, in an amount equal to its Pro Rata share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Bank, such Lender’s Pro Rata share of any Letter of Credit Disbursement made by Issuing Bank or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Bank, such Lender’s Pro Rata share of each Letter of Credit Disbursement made by Issuing Bank or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.3.1, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Bank, an amount equal to its respective Pro Rata share of each Letter of Credit Disbursement pursuant to this Section 2.3.2 shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 6. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
          2.3.3. Borrowers hereby agree to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability, and reasonable attorneys fees incurred by Issuing Bank, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Bank, any other member of the Lender Group, or any Underlying Issuer. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Bank’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that none of the Issuing Bank, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the Reimbursement Undertakings may require Issuing Bank to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Borrowers hereby agree to indemnify, save, defend, and hold Issuing Bank and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by them as a result of the Issuing Bank’s indemnification of an Underlying Issuer; provided, however, that Borrowers shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Bank or any other member of the Lender Group. Borrowers hereby acknowledge and agrees that none of the Issuing Bank, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.
          2.3.4. Borrowers hereby authorize and direct any Underlying Issuer to deliver to the Issuing Bank all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Bank’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

          2.3.5. Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Bank relating to Underlying Letters of Credit shall be reimbursable immediately by Borrowers to Agent for the account of the Issuing Bank; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
          2.3.6. If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Bank, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
          (a) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
          (b) there shall be imposed on the Issuing Bank, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Bank, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Bank, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that Borrowers shall not be required to provide any compensation pursuant to this Section 2.3.6 for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.3.6, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
SECTION 3. INTEREST, FEES AND CHARGES
     3.1. Interest.
          3.1.1. Rates and Payment of Interest.
          (a) The Obligations (except for undrawn Letters of Credit and except for Bank Product Debt) shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate

Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.
          (b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Required Lenders in their discretion so elect, Obligations (except for undrawn Letters of Credit and except for Bank Product Debt) shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.
          (c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month and, for any LIBOR Loan, the last day of its Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
          3.1.2. Application of LIBOR to Outstanding Loans.
          (a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.
          (b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.
          3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, or three months (or, if each all Lenders agree, six, nine or twelve months); provided, however, that:
          (a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
          (b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
          (c) no Interest Period shall extend beyond the Revolver Termination Date.

          3.1.4. Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.
     3.2. Fees.
          3.2.1. Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.50% per annum times the amount by which the Commitments exceed the average daily balance of Loans and stated amount of Letters of Credit during any month; provided, that such percentage rate shall be increased to 0.75% per annum for any month in which the average daily balance of Loans and stated amount of Letters of Credit is less than 50% of the Commitments. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.
          3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent (for the Pro Rata benefit of Lenders with a Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee which shall accrue at a rate equal to the Applicable Margin in effect for LIBOR Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to the Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit (including the charges, commissions, fees and costs set forth in Section 2.3.5), which charges shall be paid as and when incurred. Upon the occurrence and during the continuation of an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
          3.2.3. Agent Fees. In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter in respect thereof.
     3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days or, in the case of Base Rate Loans, 365/366 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable (with reasonable details of the basis therefor) by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate.
     3.4. Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also (a) reimburse Agent for all reasonable legal, accounting, appraisal, Vessel Appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (i) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (ii) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s or Security Trustee’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (iii) subject to the limits of Section 10.1.1(b), each inspection, audit, appraisal or Vessel Appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party, and (b) reimburse Co-Collateral Agent for all reasonable legal fees, costs and expenses incurred by it in connection with negotiation and preparation of any Loan Documents on and prior to the Closing Date; provided, that Borrowers shall not be required to reimburse Co-Collateral Agent for any such fees, costs and expenses to the extent such fees, costs and expenses exceed $40,000 in the aggregate. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be reasonably documented and due on demand.
     3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.6. Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.
     3.7. Increased Costs; Capital Adequacy.
          3.7.1. Change in Law. If any Change in Law shall:
          (a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or an Issuing Bank;
          (b) subject any Lender or any Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or
          (c) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;
and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or sicj Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered, it being understood that this Section 3.7.1 shall not apply to Taxes.
          3.7.2. Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or such Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, such Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, such Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.
          3.7.3. Compensation. Failure or delay on the part of any Lender or such Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or such Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or a Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.
     3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     3.11. Replacement of Lenders. If any Lender requests compensation under Section 3.7, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9 or if any determination described in Section 3.6 is made by Required Lenders, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrowers that requires the consent of 100% of Lenders or 100% of all affected Lenders which, in each case, has been consented to by Required Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender (or any Lender among such Required Lenders) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrowers shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.7 or payments required to be made pursuant to Section 5.9, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.
SECTION 4. LOAN ADMINISTRATION
     4.1. Manner of Borrowing and Funding Loans.
          4.1.1. Notice of Borrowing.
          (a) Whenever Borrowers desire funding of a Borrowing of Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 1:00 p.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 1:00 p.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).
          (b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.
          (c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.
          4.1.2. Fundings by Lenders. Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 2:00 p.m. on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.
          4.1.3. Swingline Loans; Settlement.
          (a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $10,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.
          (b) To facilitate administration of the Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.
          4.1.4. Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.
     4.2. Defaulting Lender. Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to a Defaulting Lender hereunder, apply the payments to such Defaulting Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.
     4.3. Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Borrowings shall be allocated among Lenders on a Pro Rata basis. No more than eight (8) Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
     4.4. Borrower Agent. Each Borrower hereby designates UNITED MARITIME GROUP, LLC, a Florida limited liability company (“Borrower Agent”), as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Banks and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.
     4.5. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s and Security Trustee’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
          Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 4.5), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation. The Obligations of each Borrower under the provisions of this Section 4.5 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
     Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 4.5 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 4.5, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 4.5 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 4.5 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.
     Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
     Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 4.5.
     4.6. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Bank Product Provider may terminate its Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.
SECTION 5. PAYMENTS
     5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans; provided, however, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrowers and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods.
     5.2. Repayment of Loans. Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of Loans to the Borrowing Base.
     5.3. Mandatory Payments. Concurrently with the receipt by any Obligor or its designee of Net Proceeds from any Permitted Asset Disposition of PL480 Vessels, Borrowers shall repay Loans in an amount equal to 65% of such Net Proceeds of such Asset Disposition and Agent and Co-Collateral Agent shall establish a reserve in such amount, which reserves shall be reduced in amounts equal to the amount of Capital Expenditures made with respect to purchases of assets germane to Borrowers’ business, which Capital Expenditures are made in the Ordinary Course of Business, as such business exists as of the Closing Date; provided, that Borrowers shall not be required to repay Loans pursuant to this Section 5.3 if, concurrently with such Permitted Asset Disposition of PL480 Vessels, Borrowers deposit an amount equal to 65% of the Net Proceeds of such Asset Disposition into a Dominion Account from which Borrowers shall be permitted to make withdrawals exclusively for the purpose of making Capital Expenditures for assets germane to the Borrowers’ business, which Capital Expenditures are made by Borrowers in the Ordinary Course of Business, as such business exists as of the Closing Date. For the avoidance of doubt, the repayment of Loans pursuant to this Section 5.3 shall not require a reduction in the Commitments.
     5.4. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
     5.5. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, any Issuing Bank or any Lender, or Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
5.6.	Post-Default Allocation of Payments.
          5.6.1. Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
          (a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, Co-Collateral Agent, Lenders, Issuing Banks or Underlying Issuer;

          (b) second, to all Obligations constituting fees (excluding amounts relating to Bank Products) owing to Agent, Co-Collateral Agent, Lenders, Issuing Banks or Underlying Issuer;
          (c) third, to all Obligations constituting interest (excluding amounts relating to Bank Products) owing to Agent, Co-Collateral Agent, Lenders, Issuing Banks or Underlying Issuer;
          (d) fourth, pro rata, to Cash Collateralize outstanding Letters of Credit (which Cash Collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the Cash Collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 5.6.1, beginning with clause (a) hereof), and to all other Obligations constituting principal, other than Bank Product Debt;
          (e) fifth, to Bank Product Debt (which Cash Collateral may be released to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Debt owed to such Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Debt is paid or otherwise satisfied in full, the Cash Collateral in respect of such Bank Product Debt shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 5.6.1, beginning with clause (a) hereof); and
          (f) last, to all other Obligations.
Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. In connection with amounts distributed with respect to any Bank Product Debt, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.
          5.6.2. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
     5.7. Application of Payments. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Cash Dominion Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. During any such Cash Dominion Trigger Period, each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.
     5.8. Loan Account; Account Stated.
          5.8.1. Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance by Issuing Banks or Underlying Issuer of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.
          5.8.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
     5.9. Taxes.
          5.9.1. Payments Free of Taxes. Any and all payments by any Obligor on account of any Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if an Obligor shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender or an Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (b) the Obligor shall make such deductions; and (c) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.
          5.9.2. Payment. Borrowers shall indemnify, hold harmless and reimburse Agent, Lenders and Issuing Banks, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, any Lender or any Issuing Bank with respect to any Obligations, Letters of Credit or Loan Documents, and any penalties, interest and reasonable expenses, but excluding any additional amounts resulting from the gross negligence or willful misconduct of Agent, any Lender or any Issuing Bank, arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (with reasonable details as to the basis therefor) delivered to Borrower Agent by a Lender or an Issuing Bank (with a copy to Agent), or by Agent, shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt issued by the Governmental Authority evidencing such payment or other evidence of payment reasonably satisfactory to Agent.
     5.10. Foreign Lenders.
          5.10.1. Exemption. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan

Document shall deliver to Agent and Borrower Agent, at the time or times prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Agent or Borrower Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent as will enable Agent and Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
          5.10.2. Documentation. Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, a Foreign Lender shall deliver to Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) duly completed copies of IRS Form W-8ECI; (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) duly completed copies of IRS Form W-8BEN; or (d) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made.
     5.11. Nature and Extent of Each Borrower’s Liability.
          5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
     5.11.2. Waivers.
     (a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any

Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
          (b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
          5.11.3. Extent of Liability; Contribution.
          (a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.
          (b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
          (c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.
          5.11.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.
          5.11.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.
     5.12. U.S. Lenders. At the reasonable request of Borrower Agent or Agent, each Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code and is not an “exempt recipient” (within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(iii) (without regard to the third sentence thereof) agrees to complete and deliver to Borrower Agent or Agent, as the case may be, a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form.
     5.13. Tax Refunds. If Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund or credit (in lieu of such refund) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to Section 5.9, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under Section 5.9 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrowers, upon the request of Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender (or assignee) within three Business Days after receipt of written notice that Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 5.13 shall require Agent or any Lender (or assignee) to make available its Tax returns or any other information which it deems confidential or privileged to Borrowers or any other person. Notwithstanding anything to the contrary, in no event will Agent or any Lender (or assignee) be required to pay any amount to Borrowers the payment of which would place Agent or such Lender (or assignee) in a less favorable net after-tax position than Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
SECTION 6. CONDITIONS PRECEDENT
     6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied or waived in writing by Agent and Required Lenders:
          (a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
          (b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens (it being understood that, notwithstanding the filing of the Ship Mortgages with the United States Coast Guard on the Closing Date, written evidence of the recordation with the United States Coast Guard of the Ship Mortgage may not be available for a period of up to 180 days following the Closing Date).
          (c) Agent shall have received the Schedules and Exhibits to this Agreement, satisfactory to Agent and Co-Collateral Agent.
          (d) Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Agent.
          (e) Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder and the issuance of the Second Lien Notes and the incurrence of Debt thereunder and under the Second Lien Documents, (i) the Borrowers and their Subsidiaries, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.
          (f) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
          (g) Agent shall have received a written opinion of each of Willkie Farr & Gallagher LLP, Burke and Parsons, Kruger, Henry and Hunter, Jones Walker and Phelps Dunbar LLP, as well as any local counsel to Borrowers or Agent, substantially in the forms of Exhibits F, G, H, I and J.
          (h) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.
          (i) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.
          (j) Agent and Lenders shall have completed their business, financial and legal due diligence of Obligors, including a Vessel Appraisal and a field examination, with results satisfactory to

Agent and Lenders. Since December 31, 2008, no event shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect.
          (k) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.
          (l) Agent shall have received a Borrowing Base Certificate prepared as of November 30, 2009. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $45,000,000.
          (m) Agent shall have received, in form, scope and substance reasonably satisfactory to it, certificates of the United States Coast Guard certifying that the Eligible Vessels are owned of record by the respective Borrowers as shown in Schedule 1.1B.
          (n) Agent shall have received evidence reasonably satisfactory to Agent and Lenders that Borrowers have issued contemporaneously with the execution and delivery of this Agreement not less than $200,000,000 in face amount of Second Lien Notes (or unsecured financing on terms and conditions, and subject to intercreditor arrangements, reasonably satisfactory to Agent and Lenders).
          (o) Agent shall have received evidence reasonably satisfactory to it that all filings, consents, or approvals with or of the owners of any Equity Interests of any Obligor, any Governmental Authority, or any other third party have been made or obtained, as applicable.
          (p) Agent and Lenders shall be reasonably satisfied with Obligors’ compliance with all Environmental Laws and shall have received all environmental reports reasonably required by Agent.
          (q) No action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental instrumentality that in Agent’s or BAS’s reasonable judgment (i) could reasonably be expected to have a Material Adverse Effect on Borrowers and their Subsidiaries, taken as a whole, or (ii) could reasonably be expected to materially and adversely affect the transactions contemplated hereby.
          (r) Agent and Lenders shall have received, in form and substance reasonably satisfactory to them, interim financial statements of Borrowers as of October 31, 2009.
     6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied or waived in writing by Agent and Lenders (other than Defaulting Lenders) holding at least seventy-five percent (75%) of the Commitments:
          (a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
          (b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);
          (c) The calculation of the Borrowing Base, as set forth in the Borrowing Base Certificate most recently delivered prior to such funding, issuance or grant, or delivered concurrently with any Notice of Borrowing in respect of such funding, issuance or grant, shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant;
          (d) All conditions precedent in any other Loan Document shall be satisfied;
          (e) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and
          (f) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.
Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Borrowers shall have complied in all respects with Section 7.6 (without giving effect to any grace or cure period applicable thereto).
     6.3. Limited Waiver of Conditions Precedent. If Agent, Issuing Banks or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Banks and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.
SECTION 7. COLLATERAL
     7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
          (a) all Accounts;
          (b) all Chattel Paper, including electronic chattel paper;
          (c) all Commercial Tort Claims;
          (d) all Deposit Accounts;
          (e) all Documents;
          (f) all General Intangibles, including Intellectual Property;
          (g) all Goods, including Inventory, Equipment and fixtures;
          (h) all Instruments;
          (i) all Investment Property;
          (j) all Letter-of-Credit Rights;
          (k) all Supporting Obligations;
          (l) all Vessels;

          (m) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;
          (n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
          (o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
          Notwithstanding anything to the contrary set forth in Section 7.1 above, the types or items of Collateral described in such Section shall not include (collectively, the “Excluded Property”): (i) any Excluded Equity, (ii) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, or any Account arising from freightage, hire, use or charter of any Vessel leased pursuant to a Negative Pledge Vessel Lease, if under the terms of such contract, lease, permit, charter license agreement or Negative Pledge Vessel Lease, or applicable law with respect thereto, the valid grant of a security interest or Lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter license agreement or Negative Pledge Vessel Lease has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived, provided, that the forgoing exclusion shall in no way be construed (A) to apply if any such prohibition is unenforceable under the UCC or other Applicable Law or (B) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and Liens upon any rights or interests of any Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts), except for the Accounts and proceeds expressly excluded in this clause (ii), (iii) any application for a trademark that would be invalidated, canceled, voided or abandoned due to the grant and/or enforcement of such security interest or Lien, including all such United States and foreign trademark applications that are based on an intent-to-use the mark in commerce, unless and until such time that the grant and/or enforcement of the security interest or Lien will not cause such trademark to be invalidated, canceled, voided or abandoned, (iv) Equipment or Fixtures owned by any Obligor that is subject to a Purchase Money Lien or Capital Lease permitted hereunder, but only to the extent that the contract pursuant to which such Purchase Money Lien is granted or such Capital Lease would prohibit the granting of a Lien on such Equipment or Fixtures pursuant hereto, (v) assets owned by a Guarantor after the release of the guaranty of such Guarantor pursuant to Section 10.2.6, (vi) any Property as to which Agent and Co-Collateral Agent have determined in their sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein, (vii) cash and Cash Equivalents in an amount not to exceed $3,000,000 used to secure Hedging Agreements not constituting Bank Products hereunder and deposited in an identifiable, segregated deposit account for such purpose, (viii) Property identified on Schedule 7.1, (ix) certain Deposit Accounts that are used exclusively for payroll purposes, and (x) Equity Interests in any Unrestricted Subsidiary provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property) and provided, further, if any Excluded Property would have otherwise have constituted Collateral, when such property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Collateral.
     7.2. Lien on Deposit Accounts; Cash Collateral.
          7.2.1. Deposit Accounts. Each Borrower authorizes and directs each bank or other depository to deliver to Agent, during any Cash Dominion Trigger Period, on a daily basis, all balances in each Deposit Account maintained by such Borrower (except as excluded pursuant to item (vii) in the definition of Excluded Property set forth in Section 7.1 and the exclusions set forth in Section 8.5) with such depository for application to the Obligations then outstanding. Each Borrower irrevocably appoints Agent, during any Cash Dominion Trigger Period, as such Borrower’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.
          7.2.2. Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations.
     7.3. Real Estate Collateral.
          7.3.1. Lien on Real Estate. The Obligations shall also be secured by Mortgages upon the Mortgaged Real Estate, as set forth on Schedule 7.3.1. The Mortgages shall be duly recorded within 90 days of the Closing Date (such time to be extended by Agent in Agent’s sole discretion if required), at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Mortgaged Real Estate, and the Related Real Estate Documents shall be delivered, within 90 days of the Closing Date. If any Borrower acquires Real Estate of an appraised value exceeding $1,000,000 hereafter, Borrowers shall, within 90 days (such time to be extended by Agent in Agents sole discretion if required), execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.
          7.3.2. Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, each Borrower hereby transfers and assigns to Agent, for the benefit of Secured Parties, all of such Borrower’s right, title and interest in, to and under the leases of real Property as set forth on Schedule 7.3.2 to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof, except to the extent assignment is prohibited by such lease.
     7.4. Other Collateral.
          7.4.1. Commercial Tort Claims. Borrowers shall on or before the next Quarterly Update Date, notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000) and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.
          7.4.2. Certain After-Acquired Collateral. Borrowers shall on or before the next Quarterly Update Date, notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
     7.5. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.
     7.6. Further Assurances. Promptly upon request, Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent or Security Trustee deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent and Security Trustee to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent or Security Trustee before the Closing Date to effect or perfect its Lien on any Collateral.
     7.7. Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.
SECTION 8. COLLATERAL ADMINISTRATION
     8.1. Borrowing Base Certificates. By the 15th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent or Co-Collateral Agent may reasonably request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent or Co-Collateral Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve. Agent shall provide the Borrowers prompt notice of any change in the Availability Reserve.
8.2.	Administration of Accounts.
          8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent and Co-Collateral Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent and Co-Collateral Agent, on such periodic basis as Agent and Co-Collateral Agent may reasonably request. Each Borrower shall also provide to Agent and Co-Collateral Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, in the form customarily maintained by Borrowers and such invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent and Co-Collateral Agent of such occurrence promptly (and in any event within three (3) Business Days) after any Borrower has knowledge thereof. Within 180 days after the Closing Date, Borrowers shall put into effect a system of maintaining records, satisfactory to Agent, which segregates those Accounts encumbered pursuant to Vessel Lease Agreements from all other Accounts; provided, that the failure of Borrowers to do so shall not constitute a Default or an Event of Default hereunder; provided, further, that if such system is not in effect within such period Agent may establish additional reserves in respect of Accounts as provided in the definition of Vessel Lease Accounts Reserve.
          8.2.2. Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

          8.2.3. Account Verification. If an Event of Default has occurred and is continuing, Agent and Co-Collateral Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
          8.2.4. Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Cash Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Cash Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Neither Agent nor Lenders assume any responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
          8.2.5. Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
8.3.	Administration of Inventory.
          8.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent and Co-Collateral Agent inventory and reconciliation reports in form reasonably satisfactory to Agent and Co-Collateral Agent, on such periodic basis as Agent and Co-Collateral Agent may reasonably request. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent and Co-Collateral Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices and in accordance with past practice, and shall provide to Agent and Co-Collateral Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent and Co-Collateral Agent may reasonably request. Agent and Co-Collateral Agent may participate in and observe each physical count.
          8.3.2. Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $500,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.
          8.3.3. Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA to the extent required by Section 9.1.14. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
8.4.	Administration of Vessels and Equipment.
          8.4.1. Records and Schedules of Vessels and Equipment. Each Borrower shall keep accurate and complete records of its Vessels and Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent and Co-Collateral Agent, on such periodic basis as Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Agent and Co-Collateral Agent. Promptly upon request, Borrowers shall deliver to Agent and Co-Collateral Agent evidence of their ownership or interests in any Vessels or Equipment.
          8.4.2. Dispositions of Vessels and Equipment. No Borrower shall sell, lease or otherwise dispose of any owned Vessels or Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of a Vessel or Equipment that is worn, damaged or obsolete with Vessels and Equipment used or useful by Obligors in the Ordinary Course of Business, if the replacement Vessels and Equipment are acquired substantially contemporaneously with such disposition and are free of Liens.
          8.4.3. Condition of Vessels and Equipment. The Vessels and Equipment are in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Vessels and Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Vessels and Equipment are mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment to become affixed to real Property covered by any of the leases set forth on Schedule 8.4.3 unless any landlord or mortgagee delivers a Lien Waiver substantially in the form of Exhibit K, provided that no such Lien Waiver shall be required to be delivered with respect to any real Property if the Borrowers shall have used commercially reasonable efforts to obtain, but failed within a period of 180 days after the Closing Date to obtain, such Lien Waiver (it being agreed that the use of such commercially reasonable efforts shall not require (A) the payment by Borrowers of consent fees or other payments to counterparties, (B) the Borrowers to agree to any modifications to the terms of the underlying lease with such counterparty in a manner adverse to the interests of the Borrowers, or (C) the Borrowers to conduct any litigation or legal proceedings with regard thereto).
          8.4.4. Redesignation of Vessels. Borrower Agent may designate any Vessel of any Vessel Type to be of another Vessel Type; provided, that (a) Borrower Agent shall provide Agent and Co-Collateral Agent with not less than 30 days prior written notice thereof, in form and substance reasonably satisfactory to Agent and Co-Collateral Agent, (b) no Vessel shall be designated as a Vessel of any Vessel Type for a period of less than 6 consecutive months, and (c) any Overadvance caused by such change of Vessel Type shall be repaid in full on the effective date of such change. On the effective date of such change, Borrowers shall submit to Agent an amendment to Schedule 1.1B to incorporate such change.
     8.5. Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than a Deposit Account constituting Excluded Property, including, without limitation, a Deposit Account exclusively used for payroll, payroll taxes, 401(k) and other retirement plans and employee benefits, including, without limitation, rabbi trusts for deferred compensation and health care benefits, a Deposit Account containing not more that $10,000 at any time, or a Deposit Account where the balance of such deposit account is swept at the end of each Business Day into a Deposit Account subject to a Deposit Account Control Agreement). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and will amend Schedule 8.5 to reflect same.
8.6.	General Provisions.
          8.6.1. Location of Collateral. All tangible items of Collateral, other than Vessels and Inventory in transit or otherwise in the Ordinary Course of Business, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, as long as Obligor gives written notice to Agent on or before the next Quarterly Update Date following such move.
          8.6.2. Insurance of Collateral; Condemnation Proceeds.
          (a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (in the case of insurance on the Property, with a Best Rating of at least A7, unless otherwise approved by Agent and Security Trustee) satisfactory to Agent and Security Trustee. All proceeds under each policy shall be payable to Agent or Security Trustee, as its interests may appear. From time to time upon request, Borrowers shall deliver to Agent and Security Trustee the originals or certified copies of their insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Agent, in the case of property insurance, as sole loss payee or additional insured, as appropriate; or, in the case of crime insurance, as joint loss payee (ii) requiring 10 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying, in the case of non-marine property insurance, that the interests of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims. The Eligible Vessels shall be insured in accordance with the Ship Mortgages. In the event of a conflict between the provisions of this Section 8.6.2 and the Ship Mortgages, compliance with the Ship Mortgage provisions shall be deemed compliance hereunder.
          (b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral in excess of $1,000,000 shall be paid to Agent. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Loans, and then to any other Obligations outstanding. Subject to clause (c) below, any proceeds or awards that relate to Vessels, Equipment or Real Estate shall be applied first to Loans and then to other Obligations.
          (c) If requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Vessels, Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Vessels, Equipment or Real Estate (and until so used, the proceeds shall be held by Agent or Security Trustee as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent and Security Trustee; (iii) replacement buildings are constructed on the sites of the original casualties and are of utility and value comparable to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent or Security Trustee may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $5,000,000.
          8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
          8.6.4. Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s and Security Trustee’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
     8.7. Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:
          (a) During an Event of Default or Cash Dominion Trigger Period, endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
          (b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.
SECTION 9. REPRESENTATIONS AND WARRANTIES
     9.1. General Representations and Warranties. To induce Agent, Security Trustee and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:
          9.1.1. Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified, authorized or in good standing could not reasonably be expected to have a Material Adverse Effect.
          9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform such Loan Documents to which such Obligor is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor, except where, in the case of clauses (b) and (c), such contraventions, violations or defaults could not reasonably be expected to result in a Material Adverse Effect.
          9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          9.1.4. Capital Structure. Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, its number of authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to such Equity Interests. Each Borrower has good title to the Equity Interests of its respective Restricted Subsidiaries, subject only to Agent’s and Security Trustee’s Liens, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Obligor.
          9.1.5. Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Obligor has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of the Obligors are shown on Schedule 8.6.1. During the five years preceding the Closing Date, no Obligor has had any other office or place of business.
          9.1.6. Title to Properties; Priority of Liens. Each Obligor has good and marketable title to (or valid leasehold interests in) the Real Estate listed on Schedule 9.1.6, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent, Security Trustee or Lenders (other than (a) any such personal Property disposed of in the Ordinary Course of Business prior to the date hereof which, if material, has been disclosed to Agent and (b) Real Estate or personal Property subject to a Permitted Asset Disposition or otherwise permitted to be disposed of after the Closing Date, so long as Agent has received prompt notice thereof), in each case free of Liens except Permitted Liens and deficiencies and defects in title that do not and could not reasonably be expected to interfere with the ability to sustain the Ordinary Course of Business (“Minor Defects”). Each Obligor has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens and Minor Defects. All Liens of Agent or Security Trustee in the Collateral (other than Liens in Commercial Tort Claims, vehicles and other goods subject to a certificate of title (other than Vessels), cash that is not Proceeds of Collateral and is not held in a Deposit Account or securities account subject to a control agreement for the benefit of Agent) are duly perfected, first priority Liens, subject only to Permitted Liens and Minor Defects that are expressly allowed to have priority over Agent’s and

Security Trustee’s Liens. Without limiting the generality of the foregoing, (a) each of the Eligible Vessels has been duly documented under the laws of the United States in the name of such Obligor as the owner thereof, and such Obligor is not aware of any claim which might impair the validity of such Obligor’s title to and interest in such Vessel, and, without limiting the foregoing, no Obligor has granted a preferred ship mortgage against any Vessel since December 4, 2007, other than in favor of (i) the Security Trustee, and (ii) Jefferies Finance LLC, as mortgage trustee, which preferred ship mortgage will be released and satisfied on or about the Closing Date, (b) each Obligor is in material compliance with all obligations under all material leases to which it is a party and all such leases are in full force and effect, and each Obligor enjoys peaceful and undisturbed possession under all such material leases, (c) no Obligor has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding materially and adversely affecting the Real Estate or Vessels or any sale or disposition thereof in lieu of condemnation which is material to the business of the Obligors, and (d) none of the Obligors is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Estate or Vessels or any interest therein not otherwise permitted hereunder.
          9.1.7. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all written statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
          (a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;
          (b) it arises out of a completed, bona fide sale of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
          (c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;
          (d) it is not subject to any offset, Lien (other than Agent’s or Security Trustee’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except pursuant to Vessel Lease Agreements as disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect (other than any contingency permitted by clause (o) of the definition of Eligible Accounts);
          (e) no purchase order, agreement, document or, to Borrowers’ knowledge, Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
          (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except those granted in the Ordinary Course of Business or consent to by Agent;
          (g) it is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any such criteria which are subject to Agent’s and Co-Collateral Agent’s discretion) set forth in the definition of Eligible Accounts; and
          (h) to Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards; (iii) except in the case of an Account Debtor whose Accounts qualify as Eligible Accounts pursuant the proviso of clause (f) of the definition of Eligible Accounts, the Account debtor is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) except in the case of an Account Debtor whose Accounts qualify as Eligible Accounts pursuant the proviso of clause (f) of the definition of Eligible Accounts, there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
          9.1.8. Financial Statements.
          (a) The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries for the Fiscal Year ended December 31, 2008 and the three Fiscal Quarters ended September 30, 2009 that have been delivered to Agent and Lenders, and all such financial statements as are hereafter delivered to Agent and Lenders, have been prepared in accordance with GAAP consistently applied throughout the applicable periods covered, respectively, thereby and present fairly in all material respects the financial condition and results of operations and cash flows of Borrowers and the Subsidiaries as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes). Except as set forth in such financial statements, there are no material liabilities of the Borrowers or Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability and which material liabilities are required by GAAP to be disclosed on such financial statements or in the footnotes thereto.
          (b) The projections delivered from time to time to Agent by the Borrowers have been prepared in good faith and based upon (i) reasonable assumptions in light of the circumstances at such time and (ii) accounting principles consistent with the historical audited financial statements delivered to Agent consistently applied throughout the fiscal years covered thereby.
          (c) Since December 31, 2008, there has been no event, change, circumstance or occurrence that has had, or could reasonably be expected to result in, a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time by such Borrower contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. The Borrowers and their Restricted Subsidiaries, taken as a whole, are Solvent.
          9.1.9. Surety Obligations. No Obligor is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
          9.1.10. Taxes. Each Obligor has filed all material federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
          9.1.11. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
          9.1.12. Intellectual Property. Each Obligor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Obligor or any of their Property (including any Intellectual Property) that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.12, no Obligor pays or owes any compensation to any Person with respect to any Intellectual Property that is not generally available for purchase or license. All Intellectual Property owned, used or licensed by any Obligor that is not generally available for purchase or license is shown on Schedule 9.1.12.
          9.1.13. Governmental Approvals. Each Obligor has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business, to own, lease and operate its Properties except where noncompliance could not reasonably be expected to have a Material Adverse Effect, and to consummate the transactions hereunder and under the Second Lien Documents, except for that which could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, except where the failure to procure or have in effect such licenses, permits or certificates could not reasonably be expected to have a Material Adverse Effect, and Obligors have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
          9.1.14. Compliance with Laws. Each Obligor has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.
          9.1.15. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15, no Obligor’s past or present operations, Real Estate or other Properties are subject to any presently pending federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up which could reasonably be expected to have a Material Adverse Effect. No Obligor has received any Environmental Notice relating to a condition or occurrence that could reasonably be expected to have a Material Adverse Effect. No Obligor has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect. The representations and warranties contained in the Environmental Agreement are true and correct on the Closing Date.
          9.1.16. Burdensome Contracts. No Obligor is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.
          9.1.17. Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Obligor, or any of their businesses, operations or Properties that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Obligor is in default with respect to any order, injunction or judgment of any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect.
          9.1.18. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money, in each case, except as could not reasonably be expected to have a Material Adverse Effect. There is no basis upon which any party (other than an Obligor) could terminate a Material Contract prior to its scheduled termination date except as could not reasonably be expected to have a Material Adverse Effect.
          9.1.19. ERISA. Except as disclosed on Schedule 9.1.19:
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to result in a Material Adverse Effect; and (iii) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
          (d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except where the failure to make or accrue such contributions could not reasonably be expected to have a Material Adverse Effect; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, except where the insufficiency could not reasonably be expected to have a Material Adverse Effect; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities, except where failure to register or maintain in good standing could not reasonably be expected to have a Material Adverse Effect.
          9.1.20. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor, except as could not reasonably be expected to result in a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date, except as could not reasonably be expected to result in a Material Adverse Effect.
          9.1.21. Labor Relations. Except as described on Schedule 9.1.21, no Obligor is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, except as could not reasonably be expected to result in a

Material Adverse Effect.
          9.1.22. Payable Practices. No Obligor has made any change in its historical accounts payable practices from those in effect on the Closing Date that could reasonably be expected to have a Material Adverse Effect.
          9.1.23. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
          9.1.24. Margin Stock. No Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
     9.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading; provided, that, to the extent any Loan Document was based upon or constitutes a forecast or projection, the Obligors represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such Loan Document. There is no fact or circumstance regarding any of the Obligors that such Obligor knows and has failed to disclose to Agent or Security Trustee that could reasonably be expected to have a Material Adverse Effect (provided, that the Obligors shall not be required to disclose (a) general economic or political conditions or changes therein, (b) financial or security market fluctuations or conditions, (c) changes in, or events affecting, the industries in which the Obligors operate, (d) any effect arising out of a change in GAAP or applicable law, (e) actions taken pursuant to any Loan Document or at the request of Agent, Co-Collateral Agent or any Lender or (f) facts or circumstances that are not generally available to the public).
     9.3. Amendment of Schedules. Borrowers may amend any of the Schedules referred in this Agreement (subject to prior notice to Agent) and any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended; provided, however, that in no event shall the amendment of any such Schedule constitute a waiver by Agent and Lenders of any Default or Event of Default that exists notwithstanding the amendment of such Schedule.
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS
     10.1. Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall, and shall cause each Restricted Subsidiary to:
          10.1.1. Inspections; Appraisals. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Obligor will permit any representatives designated by Agent or Security Trustee:
          (a) to visit and inspect the financial records and the Collateral of the Obligors at reasonable times and upon reasonable notice and as often as reasonably requested (provided that such inspection does not interfere with the scheduled operation of the Vessels), to make extracts from and copies of such financial records, to evaluate Borrowers’ practices in the computation of the Borrowing

Base and the assets included in the Borrowing Base, and pay the reasonable fees and expenses in connection therewith (except that so long as no Event of Default exists and is continuing, Borrowers shall only be required to reimburse Agent and Security Trustee for two (2) such visits and inspections per calendar year; provided, that if any Event of Default has occurred and is continuing then no such limitation on Borrowers’ reimbursement obligations shall apply);
          (b) to conduct appraisals of the Eligible Vessels and pay the reasonable fees and expenses in connection therewith (except that so long as no Event of Default exists and is continuing, Borrowers shall only be required to reimburse Agent and Security Trustee for three (3) Vessel Appraisals per calendar year (provided, that not more than one (1) such Vessel Appraisal per calendar year shall be a physical appraisal); provided, that if any Event of Default has occurred and is continuing then no such limitation on Borrowers’ reimbursement obligations shall apply); and
          (c) to permit any representatives designated by Agent or Security Trustee to discuss the affairs, finances and condition of any Obligor with the officers thereof and independent accountants therefor. In addition to and not in limitation of the foregoing, Agent and the Security Trustee shall have the right at any time or times, in Agent’s or the Security Trustee’s name or in the name of a nominee of Agent or the Security Trustee, to verify the validity, amount or any other matter relating to any Collateral, by mail, telephone, facsimile transmission or otherwise. In connection with any collateral monitoring or review and appraisal. In each case, Agent and Security Trustee agree to keep any information learned through such inspections strictly confidential.
          10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:
          (a) as soon as available, and in any event within 105 days (or 90 days if the Obligors or their direct or indirect parent is required to file with the Securities and Exchange Commission a quarterly report on Form 10-K for such Fiscal Year) after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrowers and Subsidiaries, which consolidated (but not consolidating) statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by Ernst & Young LLP or another firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;
          (b) as soon as available, and in any event within 60 days (or 45 days if the Obligors or their direct or indirect parent is required to file with the Securities and Exchange Commission a quarterly report on Form 10-Q for such Fiscal Quarter) after the end of each of the first three Fiscal Quarters in each Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;
          (c) as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;
          (d) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;
          (e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;
          (f) not later than 30 days after the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;
          (g) concurrently with delivery of financial statements under clause (c) above, or more frequently if requested by Agent while a Default or Event of Default exists, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;
          (h) concurrently with delivery of financial statements under clause (c) above, or at such other times as may be requested by Agent following the occurrence and during the continuance of an Event of Default, a listing (in form reasonably satisfactory to Agent) of each Borrower’s Eligible Vessels as of the last day of such calendar month, together with the net book value of each thereof and specifying whether each such Vessel is a Blue Water Domestic Vessel, Blue Water International Vessel or Brown Water Vessel;
          (i) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its public shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;
          (j) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and
          (k) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.
          10.1.3. Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $5,000,000; (f) the assertion of any Intellectual Property Claim which could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) which could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor, except as could not reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice relating to a condition or occurrence that could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) any casualty or condemnation event that results in a loss (whether or not covered by insurance) of $5,000,000 or more; or (l) any opening of a new office or place of business.
          10.1.4. Landlord and Storage Agreements. Upon reasonable request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
          10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any material Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such material Environmental Release, whether or not directed to do so by any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect.
          10.1.6. Taxes. Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
          10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type, in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance with respect to Terminal operations in an amount not less than $15,000,000, with deductibles reasonably satisfactory to Agent.
          10.1.8. Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.
          10.1.9. Future Subsidiaries. Promptly, and in any event within 10 Business Days, notify Agent upon any Person becoming a Restricted Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations, or if it owns Vessels, at the election of Agent and Co-Collateral Agent, cause it to become a Borrower, in each case a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem reasonably appropriate.
          10.1.10. Maritime Opinions and Certificates of Ownership. On or before the date that is sixty (60) days immediately following the Closing Date, or such later date as may be agreed to by Agent and Co-Collateral Agent in their sole discretion, deliver an opinion of counsel, dated as of the date of the Certificates of Ownership referred to below, in favor of the Security Trustee, for the benefit of Lenders, opining as to the ownership of each of the documented Vessels by the respective Borrowers, the recording of a preferred ship mortgage on each such Vessel granting a first priority preferred ship mortgage Lien thereon in favor of Security Trustee for the benefit of the Lenders, and that there are no other Liens of record thereon, and supported by Certificates of Ownership (CG-1330) issued for each such Vessel by the United States Coast Guard National Vessel Documentation Center, all in form and substance satisfactory to Agent and Co-Collateral Agent.
     10.2. Negative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall not, and shall cause each Restricted Subsidiary not to:
          10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
          (a) the Obligations;
          (b) Debt under the Second Lien Documents and subject to the Intercreditor Agreement;
          (c) Subordinated Debt;
          (d) Permitted Purchase Money Debt (including Capital Lease Obligations);
          (e) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;
          (f) Bank Product Debt;
          (g) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $10,000,000 in the aggregate at any time;
          (h) Refinancing Debt as long as each Refinancing Condition is satisfied;
          (i) Debt among the Borrowers and their Restricted Subsidiaries;
          (j) Contingent Obligations with respect to any Debt otherwise permitted under this
Section 10.2.1;
          (k) Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement of indemnification obligations to such Person, in each case in the Ordinary Course of Business;
          (l) obligations under Hedging Agreements and Contingent Obligations in respect thereof;
          (m) Debt in respect of completion guarantees, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;
          (n) Debt in respect of sale-leasebacks of Vessels permitted hereunder;
          (o) Debt incurred in connection with Permitted Sale-Leaseback Transactions and Permitted JV Transactions;

          (p) Debt in respect of miscellaneous reimbursement obligations relating to loans to employees in an aggregate amount not to exceed $400,000 at any time, as set forth on Schedule 10.2.1;
          (q) Debt in an aggregate amount not to exceed $4,000,000 in respect of insurance premium financings in the Ordinary Course of Business; and
          (r) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien, is not Purchase Money Debt or Capital Lease Obligations, and does not exceed $15,000,000 in the aggregate at any time.
          10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
          (a) Liens in favor of Agent and Security Trustee securing the Obligations;
          (b) Purchase Money Liens securing Permitted Purchase Money Debt;
          (c) Liens for Taxes not yet due or being Properly Contested;
          (d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of the Borrowers and their Subsidiaries;
          (e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s and Security Trustee’s Liens;
          (f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;
          (g) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s and Security Trustee’s Liens;
          (h) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
          (i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
          (j) Liens as set forth in the Second Lien Documents and subject to the Intercreditor Agreement;
          (k) Liens listed on Schedule B of the title insurance policies procured by Borrower in accordance with this Agreement;

          (l) existing Liens shown on Schedule 10.2.2 provided that such Liens shall secure only those obligations which they secure on the Closing Date and extensions, renewals, replacements and refinancings thereof which do not increase the outstanding principal amount thereof as of the date of such extensions, renewals, replacements and refinancings;
          (m) any Lien existing on any property or asset prior to the acquisition thereof by the Borrowers or any Restricted Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, and (ii) such Lien does not apply to any other property or assets of the Borrowers or any Restricted Subsidiary;
          (n) Liens for taxes not yet due or which are being contested in compliance with
Section 10.1.6;
          (o) pledges and deposits made in the Ordinary Course of Business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
          (p) deposits to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capital Lease Obligations), statutory obligations, completion guarantees, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business and Liens securing interests in work-in-process relating to progress payment contracts for the construction of barges;
          (q) Liens securing appeal bonds or arising out of judgments or awards (other than any judgment that is described in Section 11.1(g) and constitutes a Default or Event of Default thereunder) in respect of which the Obligors shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review; provided, that the Obligors shall have set aside on their books adequate reserves, in accordance with GAAP, with respect to such judgment or award;
          (r) additional Liens on property or assets securing obligations (other than Debt for borrowed money) not exceeding $10,000,000 at any time, provided that, to the extent any such Lien applies to any Collateral, such Lien does not have priority over the Liens created hereby;
          (s) Liens on cash and Cash Equivalents to secure obligations under Hedging Agreements relating to fuel rate caps and forward fuel purchases not exceeding $3,000,000 at any time;
          (t) leases, charters and subleases granted to third parties (in the Ordinary Course of Business ) which do not materially interfere with the ordinary conduct of the business of the Borrowers or their Subsidiaries;
          (u) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (b), (j), (l), (m) and (r); provided, that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not greater than the sum of the outstanding principal amount of the refinanced Debt plus any fees and expenses, including premiums related to such extension, renewal, refinancing or refunding;
          (v) Liens to secure Debt in respect of sale-leasebacks of Vessels permitted hereunder;
          (w) Liens to secure Permitted Sale-Leaseback Transactions and Permitted JV Transactions;

          (x) maritime Liens, including all Liens permitted by the Ship Mortgages;
          (y) Liens pursuant to Vessel Lease Agreements; and
          (z) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings, to the extent permitted pursuant to Section 10.2.1(q).
          10.2.3. [Reserved]Distributions; Upstream Payments. Declare or make any Distributions, except Upstream Payments and in connection with Permitted JV Transactions; or create or suffer to exist any encumbrance or restriction on the ability of a Restricted Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, the Second Lien Documents or Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.16. Notwithstanding the foregoing, each Borrower may declare or make any Distribution (a) to the members of such Borrower to the extent necessary to permit such members (or their direct or indirect members) to discharge their respective tax liabilities arising directly as members of such Borrower (or as direct or indirect members of such members), determined based on the assumption that each such member (or direct or indirect member of such member) is subject to the highest marginal federal, state and local tax rate in effect for a resident of New York City at the time of such Distribution and subject to the maximum limitation on the utilization of deductions, losses, allowances and credits, (b) to permit obligors on the Second Lien Notes to pay interest, principal (at maturity) and other obligations and liabilities thereon and under the other Second Lien Documents as and when due, (c) to repurchase from employees Equity Interests in an aggregate amount not to exceed $3,000,000 in any year, (d) to permit the members of such Borrower to pay franchise and similar taxes, compensation to employees, general corporate expenses, reporting expenses, equity and debt offering expenses and the like in an aggregate amount not to exceed $2,000,000 in any year; and (e) other Distributions in an aggregate amount not to exceed $7,500,000 in any Fiscal Year and $15,000,000 during the term of this Agreement; provided, that, (i) no Distribution shall be declared or made prior to the earlier of (A) the first anniversary of the Closing Date and (B) the date of satisfaction of the conditions set forth in Paragraph 9 of the Arrangement Letter as determined by Agent and Co-Collateral Agent, (ii) with respect to any Distribution, as of the date of such Distribution, no Default, Event of Default or Overadvance exists or would result from the making thereof, and (iii) with respect to any Distribution pursuant to the foregoing clause (e), after giving effect thereto, on a pro forma basis, (A) the Fixed Charge Coverage Ratio based on the Fiscal Quarter financial statements most recently delivered pursuant to Section 10.1.2(b) shall be not less than 1.25 to 1.0, (B) Availability at all times during the immediately preceding 30 day period shall be not less than the greater of (1) $30,000,000 or (2) 30% of the lesser of (x) the Borrowing Base and (y) the aggregate Commitments, and (C) the Leverage Ratio shall not be greater than the Leverage Ratio set forth in Section 10.3.1 based on the Fiscal Quarter financial statements most recently delivered pursuant to Section 10.1.2(b) (without regard to whether a Covenant Trigger Period is then in effect).
          10.2.5. Restricted Investments. Make any Investment unless (a) it is an Investment in a Restricted Subsidiary; (b) it is an Investment in an Obligor; (c) it is an Investment in Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent, other than the deposit account identified pursuant to item (vii) in the definition of Excluded Property set forth in Section 7.1; (d) it is a loan or advance permitted under Section 10.2.7, (e) it is an Investment consisting of non-cash consideration received in connection with a Permitted Asset Disposition, (f) it is an Investment received in connection with the bankruptcy or reorganization of, or settlement of delinquent Accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business; (g) it is an Investment (including, without limitation, an Investment in an Unrestricted Subsidiary, so long as, as of the date of such Investment, no Default, Event of Default or Overadvance exists or would result from the making thereof), loan or advance which, when aggregated with all other Investments, loans and advances permitted pursuant to this clause (g) existing at such time, exceeds $10,000,000 (determined as of the date of the Investment and net of any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of such Investment); (h) it is an Investment made contemporaneously with the receipt of proceeds of an Excluded Capital Contribution; (i) it is an Investment made in connection with a Permitted JV Transaction; or (j) after giving effect thereto, on a pro forma basis, (i) the Fixed Charge Coverage Ratio shall be not less than 1.1 to 1.0, (ii) Availability at all times during the immediately preceding 30 day period shall be not less than the greater of (1) $30,000,000 or (2) 25% of the lesser of (x) the Borrowing Base and (y) the aggregate Commitments, and (iii) the Leverage Ratio shall not be greater than the Leverage Ratio set forth in Section 10.3.1 based on the Fiscal Quarter financial statements most recently delivered pursuant to Section 10.1.2(b) (without regard to whether a Covenant Trigger Period is then in effect). For the avoidance of doubt, any Investment in an Unrestricted Subsidiary shall cease to be outstanding under clause (g) at such time as such Unrestricted Subsidiary becomes a Restricted Subsidiary.
          10.2.6. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Vessels or Equipment under Section 8.4.2, a Permitted Sale-Leaseback Transaction or a transfer of Property by a Restricted Subsidiary or Obligor to an Obligor.
          10.2.7. Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by an Obligor to another Obligor.
          10.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent). Notwithstanding the foregoing, Borrowers may make payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or repurchase) (a) with respect to intercompany Debt, (b) with respect to any Debt with the proceeds of Refinancing Debt or an Excluded Capital Contribution, (c) with respect to any Debt (other than with the proceeds of Refinancing Debt or an Excluded Capital Contribution), in an aggregate principal amount not to exceed $30,000,000 during any 12 month period, if, (i) as of the date of such payment, no Default, Event of Default or Overadvance exists or would result from the making thereof, and (ii) after giving effect thereto, on a pro forma basis, (A) the Fixed Charge Coverage Ratio based on the Fiscal Quarter financial statements most recently delivered pursuant to Section 10.1.2(b) shall be not less than 1.0 to 1.0, (B) Availability at all times during the immediately preceding 30 day period shall be not less than the greater of (1) $30,000,000 or (2) 30% of the lesser of (x) the Borrowing Base and (y) the aggregate Commitments, and (C) the Leverage Ratio shall not be greater than the Leverage Ratio set forth in Section 10.3.1 based on the Fiscal Quarter financial statements most recently delivered pursuant to Section 10.1.2(b) (without regard to whether a Covenant Trigger Period is then in effect), and (d) regularly scheduled payments of interest and fees, and payment of principal at maturity, under the Second Lien Documents (subject to the limitations set forth in the Intercreditor Agreement); except, that, each Borrower shall not, and each Borrower shall cause each Restricted Subsidiary not to, make any payment of “Excess Cash Flow” under and as such capitalized term is defined in the Second Lien Documents unless (i) as of the date of such payment, no Default or Event of Default exists or would exist from the making thereof, (ii) after giving effect thereto, on a pro forma basis, (A) the Fixed Charge Coverage Ratio based on the Fiscal Quarter financial statements most recently delivered pursuant to Section 10.1.2(b) shall be not less than 1.1 to 1.0, (B) Availability at all times during the immediately preceding 30 day period shall not be less than the greater of $30,000,000 and (y) 30% of the lesser of (1)

the Borrowing Base and (2) the aggregate Commitments.
          10.2.9. Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) any of the foregoing resulting from a transaction otherwise permitted pursuant to Sections 10.2.5 and 10.2.6 and (ii) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; (b) change its name or conduct business under any fictitious name; (c) change its tax, charter or other organizational identification number; or (d) change its form or state of organization.
          10.2.10. Subsidiaries. Form or acquire any Restricted Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Restricted Subsidiary to issue any additional Equity Interests except director’s qualifying shares.
          10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, if such amendment, modification or change would adversely affect Agent or Lenders; provided, that it is understood that any amendment, modification or change that would cause the Equity Interests of such Borrower or Subsidiary to be treated as other than “securities” under Article 8 of the UCC shall adversely affect Agent and Lenders; provided, further, that Borrowers shall provide Agent with prompt notice of any amendment, modification or change which would not adversely affect Agent or Lenders.
          10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the Borrowers and Subsidiaries.
          10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.
          10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; (c) the Second Lien Documents; and (d) customary provisions in leases and other contracts restricting assignment thereof.
          10.2.15. Hedging Agreements. Enter into any Hedging Agreement for speculative purposes.
          10.2.16. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto and reasonable extensions thereof.
          10.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents and the Second Lien Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (f) transactions with Affiliates upon fair and reasonable terms pursuant to business relationships fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate (provided, that Borrowers shall disclose the terms of each such transaction upon Agent’s request); (g) payment of management fees in an amount not to exceed $1,500,000 in any Fiscal Year (the “Permitted Fee Amount”) plus any portion of the Permitted Fee Amount that accrued in a prior Fiscal Year or Fiscal

Years but has not been paid; (h) Permitted Sale-Leaseback Transactions; and (i) transactions with a Person formed as the result of a Permitted JV Transaction; provided, that the Board of Directors of the applicable Obligor has determined in good faith that the prices and terms and conditions of each such transaction with such Person are not less favorable to the applicable Obligor than could be obtained on an arm’s-length basis from unrelated third parties. For the avoidance of doubt, this Section 10.2.17 shall not apply to any payments made by an Obligor with respect to Second Lien Notes held by any Affiliate of such Obligor.
          10.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.
          10.2.19. Amendments to Subordinated Debt or Second Lien Notes Documents; or Existing Vessel Lease Agreements. Amend, supplement or otherwise modify: (a) any document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof; or (b) any of the Second Lien Documents, except to the extent permitted by the provisions of the Intercreditor Agreement; or (c) any of the Existing Vessel Lease Agreements, the effect of which amendment, supplement or other modification is to expand, increase or otherwise broaden any security interest or Lien granted thereunder.
     10.3. Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall, during each Covenant Trigger Period:
          10.3.1. Leverage Ratio. Maintain a Leverage Ratio (measured as of the end of the Fiscal Quarter ended immediately prior to the commencement of such Covenant Trigger Period and as of the end of each Fiscal Quarter ending during such Covenant Trigger Period) not greater than the following:

Fiscal Quarter End	Ratio
December 31, 2009	5.20 to 1.0
March 31, 2010	5.20 to 1.0
June 30, 2010	5.20 to 1.0
September 30, 2010	5.20 to 1.0
December 31, 2010	5.20 to 1.0
March 31, 2011	5.00 to 1.0
June 30, 2011	5.00 to 1.0
September 30, 2011	5.00 to 1.0
December 31, 2011	5.00 to 1.0
March 31, 2012	4.85 to 1.0
June 30, 2012	4.85 to 1.0
September 30, 2012	4.85 to 1.0
December 31, 2012	4.85 to 1.0
March 31, 2013	4.75 to 1.0
June 30, 2013	4.75 to 1.0
September 30, 2013	4.75 to 1.0
December 31, 2013	4.75 to 1.0

          10.3.2. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for each period of four Fiscal Quarters (measured as of the end of the Fiscal Quarter ended immediately prior to the commencement of such Covenant Trigger Period and as of the end of each Fiscal Quarter ending during such Covenant Trigger Period) of at least 1.1 to 1.0.
SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT
     11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
          (a) A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);
          (b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
          (c) A Borrower breaches or fails to perform any covenant contained in Section 8.1, 10.1.1, 10.1.2, 10.1.3, 10.2 or 10.3;
          (d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;
          (e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
          (f) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach prior to its stated maturity;
          (g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of any insurance coverage provided by a carrier not disputing coverage), and any such judgment or order shall not have been satisfied, vacated, discharged, or stayed or bonded pending appeal within 60 days after the entry thereof;
          (h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $20,000,000;
          (i) Either (A) an Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business, which injunction, restraint or prevention would reasonably be expected to have a Material Adverse Effect; (B) an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business, which loss, revocation or termination would reasonably be expected to have a Material Adverse Effect; or (C) any material Collateral or Property of an Obligor is taken or impaired through condemnation, which taking or impairment would reasonably be expected to have a Material Adverse Effect, and in the case of any such event described in clauses (A), (B) and (C) such condition is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent;
          (j) An Insolvency Proceeding is commenced by a Material Obligor; a Material Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial portion of the Property of, or to operate any of the business of, a Material Obligor; or an Insolvency Proceeding is commenced against a Material Obligor and the Material Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely controverted by the Material Obligor, the petition is not dismissed within 45 days after filing, or an order for relief is entered in the proceeding;
          (k) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (ii) an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in any such case of (i), (ii), or (iii), that has or reasonably could be expected to have a Material Adverse Effect; or
          (l) A Change of Control occurs.
     11.2. Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
          (a) declare any Obligations (other than Bank Product Debt) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;
          (b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;
          (c) require Obligors to (i) provide for Letter of Credit Collateralization, and (ii) provide for Bank Product Collateralization, and (iii) Cash Collateralize all Debt and all other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
          (d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv)

sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
     11.3. License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.
     11.4. Setoff. At any time during an Event of Default, Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Issuing Banks, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, such Issuing Banks, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Issuing Banks, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
     11.5. Remedies Cumulative; No Waiver.
          11.5.1. Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.
          11.5.2. Waivers. The failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrowers and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12. AGENT AND SECURITY TRUSTEE
     12.1. Appointment, Authority and Duties of Agent and Security Trustee.
          12.1.1. Appointment and Authority. Each Lender appoints and designates (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to appoint and designate) Bank of America as Agent hereunder and as Security Trustee under the Ship Mortgages. Agent and Security Trustee may, and each Lender authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent and Security Trustee to, enter into all Loan Documents to which Agent or Security Trustee is intended to be a party and accept all Security Documents, for Agent’s and Security Trustee’s benefit and the Pro Rata benefit of the Secured Parties. Each Lender agrees that any action taken by Agent, Security Trustee or Required Lenders in accordance with the terms and provisions of the Loan Documents, and the exercise by Agent, Security Trustee or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent and Security Trustee shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent and Security Trustee each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent and Security Trustee and Co-Collateral Agent shall be ministerial and administrative in nature, and none of Agent, Co-Collateral Agent or Security Trustee shall have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent and Co-Collateral Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible Vessels or Eligible Fuel Inventory, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent and Co-Collateral Agent from liability to any Lender or other Person for any error in judgment.
          12.1.2. Duties. Agent, Co-Collateral Agent, and Security Trustee shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent, Co-Collateral Agent, Security Trustee of any right shall not imply a duty on Agent’s, Co-Collateral Agent, or Security Trustee’s part to exercise such right, unless instructed to do so by Required Lenders or all Lenders, as applicable, in accordance with this Agreement.
          12.1.3. Agent Professionals. Agent, Co-Collateral Agent and Security Trustee may perform their respective duties through agents and employees. Agent, Co-Collateral Agent and Security Trustee may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent, Co-Collateral Agent and Security Trustee shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by either of them with reasonable care.
          12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent and Security Trustee under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent and Security Trustee may request instructions from Required Lenders or all Lenders, as applicable, with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent and Security Trustee shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent and Security Trustee shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders in accordance with the terms and provisions of this Agreement shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent or Security Trustee as a result of Agent or Security Trustee acting or refraining from acting in accordance with the instructions of Required Lenders in accordance with the terms and provisions of this Agreement. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent or Security Trustee be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
     12.2. Agreements Regarding Collateral and Field Examination Reports.
          12.2.1. Lien Releases; Care of Collateral. Lenders authorize Agent and Security Trustee to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent and Security Trustee is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s or Security Trustee’s Liens (and Agent and Security Trustee may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Agent and Security Trustee shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s or Security Trustee’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
          12.2.2. Possession of Collateral. Agent, Security Trustee and Lenders appoint each other Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held by such Lender, to the extent such Liens are perfected by possession. If any Lender obtains possession of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s or Security Trustee’s request, deliver such Collateral to Agent or Security Trustee or otherwise deal with it in accordance with Agent’s or Security Trustee’s instructions.
          12.2.3. Reports. Agent and Security Trustee shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit, examination, appraisal or Vessel Appraisal prepared by or on behalf of Agent or Security Trustee with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent nor Security Trustee makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent, Security Trustee or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent, Security Trustee and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain any part or contents of a Report through such Lender.
     12.3. Reliance By Agent and Security Trustee. Agent, Co-Collateral Agent and Security Trustee shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.
     12.4. Action Upon Default. Agent, Co-Collateral Agent and Security Trustee shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent, Security Trustee and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent, Security Trustee and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.
     12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent.
     12.6. Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT), AND PROVIDED THE CLAIM DOES NOT ARISE DIRECTLY AND SOLELY FROM SUCH AGENT INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.
     12.7. Limitation on Responsibilities of Agent and Security Trustee. Agent, Co-Collateral

Agent and Security Trustee shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s, Co-Collateral Agent’s or Security Trustee’s gross negligence or willful misconduct. Agent, Co-Collateral Agent and Security Trustee do not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent, Co-Collateral Agent and Security Trustee do not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
     12.8. Successor Agent and Co-Agents.
          12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers (and any such resignation by Agent shall also constitute its resignation as Security Trustee). Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent (and any such appointment shall also constitute appointment of the successor Agent as the successor Security Trustee) which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If, at the time that Agent’s resignation is effective, it is acting as an Issuing Bank, such resignation shall also operate to effectuate its resignation as an Issuing Bank and it shall automatically be relieved of any further obligation to issue Letters of Credit or to cause the Underlying Issuer to issue Letters of Credit. If no successor Agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor Agent (and successor Security Trustee) from among Lenders. Upon acceptance by a successor Agent (and successor Security Trustee) of an appointment to serve as Agent (and Security Trustee) hereunder, such successor Agent (and successor Security Trustee) shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent (and retiring Security Trustee) without further act, and the retiring Agent (and retiring Security Trustee) shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s (or Security Trustee’s) resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent (or Security Trustee). Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent (and Security Trustee) hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
          12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
     12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent, Security Trustee, Co-Collateral Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders, Agent, Security Trustee and Co-Collateral Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders, Agent, Security Trustee or Co-Collateral Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, none of Agent, Security Trustee and Co-Collateral Agent shall have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent, Security Trustee or Co-Collateral Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent, Security Trustee, Co-Collateral Agent or any of Agent’s, Security Trustee’s or Co-Collateral Agent’s Affiliates.
     12.10. Replacement of Certain Lenders. If a Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if such Lender fails to execute same. Until such time as one or more replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of such Lender hereunder and other then other Loan Documents, such Lender shall remain obligated to make such Lender’s Pro Rata share of Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest, fees, and an assumption of its Pro Rata share of the Letters of Credit, through the date of assignment (but excluding any prepayment charge).
     12.11. Remittance of Payments and Collections.
          12.11.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such

Lender under the Loan Documents.
          12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent.
          12.11.3. Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
     12.12. Agent and Security Trustee in its Individual Capacity. As Lenders, Bank of America and WFF shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America and WFF in their respective capacities as Lenders. Each of Bank of America, WFF and their respective Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, issue letters of credit for the account of, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America or WFF were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America, WFF and their respective Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America WFF and their respective Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent, Security Trustee or Co-Collateral Agent hereunder.
     12.13. Agent Titles. Each Lender, other than Bank of America (as Agent and Security Trustee) and WFF (as Co-Collateral Agent), that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, obligation, liability, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and in no event shall any Agent, Co-Collateral Agent, Arranger, or Lender be deemed to have any fiduciary relationship with any Borrower or Lender.
     12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders, Co-Collateral Agent and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.
SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
     13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
     13.2. Participations.
          13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.
          13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.
          13.2.3. Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
     13.3. Assignments.
          13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.
          13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit D and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 or Section 5.12, as applicable, and deliver, upon request, an administrative questionnaire reasonably satisfactory to Agent.
SECTION 14. MISCELLANEOUS
     14.1. Consents, Amendments and Waivers.
          14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that
          (a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
          (b) without the prior written consent of Co-Collateral Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Co-Collateral Agent;
          (c) without the prior written consent of the Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.3, any other provision of this Agreement or the other Loan Documents pertaining to such Issuing Bank, or any other rights or duties of such Issuing Bank under this Agreement or the other Loan Documents;
          (d) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender;
          (e) Without the prior written consent of Lenders (other than a Defaulting Lender) holding not less than seventy-five percent (75%) of the Commitments, (i) alter Section 5.3, 6.2, 9.1.7, 10.1.10, 10.2.4, 10.2.5, 10.2.8 or 10.2.17 or (ii) amend the definitions of Fixed Charges, Permitted Asset Disposition or Permitted JV Transaction; and
          (f) without the prior written consent of all Lenders (except a Defaulting Lender), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.6, 6.1, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Eligible Assignee, Pro Rata or Required Lenders; (iv) increase any advance rate or increase total Commitments; (vi) release Collateral with a book value greater than $12,500,000 during any calendar year, except for a Permitted Asset Disposition or as otherwise contemplated by the Loan Documents; (vii) release any Obligor from liability for any Obligations, except in connection with a Permitted Asset Disposition; or (viii) contractually subordinate any of Agent’s Liens; and
          (g) without the consent of the Lenders (other than a Defaulting Lender) party to the Arrangement Letter, alter any term or provision of the Arrangement Letter.

          14.1.2. Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Banks as among themselves. Only the consent of the parties to any Fee Letter, the Bank Product Agreement, and the Arrangement Letter shall be required for any modification of such agreement, and no Bank Product Provider that is party to a Bank Product Agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.
          14.1.3. Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
     14.2. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
     14.3. Notices and Communications.
          14.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
          14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent, Security Trustee and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.
          14.3.3. Non-Conforming Communications. Agent, Co-Collateral Agent, Security Trustee and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.
     14.4. Performance of Borrowers’ Obligations. Agent or Security Trustee may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s or Security Trustee’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
     14.5. Credit Inquiries. Each Borrower hereby authorizes Agent, Security Trustee and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.
     14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
     14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document (other than the Intercreditor Agreement), the provision herein shall govern and control, and if any provision contained herein is in direct conflict with any provision in the Intercreditor Agreement, the provision in the Intercreditor Agreement shall govern and control.
     14.8. Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy shall be effective as delivery of a manually executed counterpart of such agreement.
     14.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
     14.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent, Co-Collateral Agent, Security Trustee or any other

Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Co-Collateral Agent, Security Trustee or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent, Co-Collateral Agent, Security Trustee and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.
     14.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, Co-Collateral Agent, Security Trustee, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Co-Collateral Agent, Security Trustee, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Co-Collateral Agent, Security Trustee, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Co-Collateral Agent, Security Trustee, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.
     14.12. Confidentiality. Each of Agent, Security Trustee, Lenders and Issuing Banks agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent, Co-Collateral Agent, Security Trustee, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent, Security Trustee and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials. For purposes of this Section, “Information” means all information received from an Obligor or Subsidiary relating to it or its business, other than any information that is available to Agent, Co-Collateral Agent, Security Trustee, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Obligor or Subsidiary, provided that, in the case of information received from an Obligor or Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, Co-Collateral Agent, Security Trustee, Lenders and Issuing

Banks acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.
     14.13. Certifications Regarding Indentures. Borrowers certify to Agent, Co-Collateral Agent, Security Trustee and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates the Second Lien Notes Indenture. Borrowers further certify that the Commitments and Obligations constitute the “New Credit Facility” and “Revolving Credit Obligations” under the Second Lien Notes Indenture. Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute the “New Credit Facility” and “Revolving Credit Obligations” at such time.
     14.14. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).
     14.15. Consent to Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
     14.16. Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent or Co-Collateral on which a Borrower may in any way be liable, and hereby ratifies anything Agent or Co-Collateral Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent or Co-Collateral Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Security Trustee, Co-Collateral Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent, Co-Collateral Agent, Security Trustee and Lenders entering into this Agreement and that Agent, Co-Collateral Agent , Security Trustee and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     14.17. Patriot Act Notice. Agent, Co-Collateral Agent, Security Trustee and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent, Security Trustee and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent, Co-Collateral Agent, Security Trustee and Lenders to identify it in accordance with the Patriot Act. Agent, Co-Collateral Agent, Security Trustee and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.
     14.18. Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent and Co-Collateral Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Debt and that if reserves are established there is no obligation on the part of Agent or Co-Collateral Agent to determine or insure whether the amount of any such reserve is appropriate or not. Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS: UNITED MARITIME GROUP, LLC

By:
Title:
Address: 601 S. Harbour Island Blvd. Tampa, Florida 33602 Attn: Telecopy: 813 273-0248

U.S. UNITED BARGE LINE, LLC

By:
Title:
Address: 601 S. Harbour Island Blvd. Tampa, Florida 33602 Attn: Telecopy: 813 273-0248

U.S. UNITED OCEAN SERVICES, LLC

By:
Title:
Address: 601 S. Harbour Island Blvd. Tampa, Florida 33602 Attn: Telecopy: 813 273-0248

U.S. UNITED BULK TERMINAL, LLC

By:
Title:
Address: 601 S. Harbour Island Blvd. Tampa, Florida 33602 Attn: Telecopy: 813 273-0248

Loan and Security Agreement

U.S. UNITED INLAND SERVICES, LLC

By:
Title:
Address: 601 S. Harbour Island Blvd. Tampa, Florida 33602 Attn: Telecopy: 813 273-0248

TINA LITRICO, LLC

By:
Title:
Address: 601 S. Harbour Island Blvd. Tampa, Florida 33602 Attn: Telecopy: 813 273-0248

MARY ANN HUDSON, LLC

By:
Title:
Address: 601 S. Harbour Island Blvd. Tampa, Florida 33602 Attn: Telecopy: 813 273-0248

SHEILA MCDEVITT, LLC

By:
Title:
Address: 601 S. Harbour Island Blvd. Tampa, Florida 33602 Attn: Telecopy: 813 273-0248

Loan and Security Agreement

MARIE FLOOD, LLC

By:
Title:
Address: 601 S. Harbour Island Blvd. Tampa, Florida 33602 Attn: Telecopy: 813 273-0248

Loan and Security Agreement

AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent, Co-Collateral Agent, Security Trustee and a Lender

By:
Title:
Address: 300 Galleria Parkway Suite 800 Atlanta, Georgia 30339 Attn: John Olsen Telecopy: (404) 607-3277

Loan and Security Agreement

LENDER: WELLS FARGO FOOTHILL, LLC, as a Lender, Co-Collateral Agent, Joint Lead Arranger and Book Manager

By:
Title:
Address: 1100 Abernathy Road Suite 1600 Atlanta, GA 30328 Attn: Telecopy:

Loan and Security Agreement

LENDER: JEFFERIES FINANCE LLC, as a Lender, Joint Lead Arranger and Book Manager

By:
Title:
Address: 520 Madison Avenue New York, New York 10022 Attn: Telecopy:

Loan and Security Agreement

EXHIBIT A
to
Loan and Security Agreement
REVOLVER NOTE
December         , 2009 $                     New York, New York
     UNITED MARITIME GROUP, LLC, a Florida limited liability company, U.S. UNITED BARGE LINE, LLC, a Florida limited liability company, U.S. UNITED OCEAN SERVICES, LLC, a Florida limited liability company, U.S. UNITED BULK TERMINAL, LLC, a Louisiana limited liability company, U.S. UNITED INLAND SERVICES, LLC, a Delaware limited liability company, TINA LITRICO, LLC, a Delaware limited liability company, MARY ANN HUDSON, LLC, a Delaware limited liability company, SHEILA MCDEVITT, LLC, a Delaware limited liability company), and MARIE FLOOD, LLC, a Delaware limited liability company (collectively, “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of                      (“Lender”), the principal sum of                      DOLLARS ($                    ), or such lesser amount as may be advanced by Lender as Loans and owing as LC Obligations from time to time, together with all accrued and unpaid interest thereon, pursuant to the terms of the Loan and Security Agreement dated as of December         , 2009, among Borrowers, Bank of America, N.A., as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
     Principal of and interest on this Revolver Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Revolver Note is issued pursuant to and evidences Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Revolver Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.
     The holder of this Revolver Note is hereby authorized by Borrowers to record on a schedule annexed to this Revolver Note (or on a supplemental schedule) the amounts owing with respect to Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Revolver Note or any obligations of Borrowers hereunder or under any other Loan Documents.
     Time is of the essence of this Revolver Note. Each Borrower and all endorsers, sureties and guarantors of this Revolver Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Revolver Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Revolver Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Subject to the terms of the Loan Agreement, Borrowers jointly and severally agree to pay, and to save the holder of this Revolver Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Revolver Note is collected by or through an attorney-at-law.

     In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Revolver Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Revolver Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that the holder of this Revolver Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.
     This Revolver Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).
     IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

UNITED MARITIME GROUP, LLC

By
Title:

U.S. UNITED BARGE LINE, LLC

By
Title:

U.S. UNITED OCEAN SERVICES, LLC

By
Title:

U.S. UNITED BULK TERMINAL, LLC

By
Title:

U.S. UNITED INLAND SERVICES, LLC

By
Title:

TINA LITRICO, LLC

By
Title:

MARY ANN HUDSON, LLC

By
Title:

SHEILA MCDEVITT, LLC

By
Title:

MARIE FLOOD, LLC

By
Title:

EXHIBIT B
FORM OF BANK PRODUCTS PROVIDER LETTER AGREEMENT
[Letterhead of Specified Bank Products Provider]
[Date]
Bank of America, N.A., as Agent 300
Galeria Parkway
Suite 800
Atlanta, Georgia 30339
Attention: John Olsen
Fax No.: (404) 607-3277
     Reference is made to the Loan and Security Agreement, dated December        , 2009 (as the same now exists and is hereafter amended, modified and supplemented, the “Loan Agreement”), among United Maritime Group, LLC, U.S. United Barge Line, LLC, U.S. United Ocean Services, LLC, U.S. United Bulk Terminal, LLC, U.S. United Inland Services, LLC, Tina Litrico, LLC, Mary Ann Hudson, LLC, Sheila McDevitt, LLC and Marie Flood, LLC, (collectively, “Borrowers”), Bank of America, N.A. (“BANA”), Wells Fargo Foothill, LLC (“WFF”), Jefferies Finance LLC (“Jefferies” and, together with BANA and WFF, “Initial Lenders”) and the other financial institutions party thereto from time to time as lenders (collectively, “Lenders”), BANA, in its capacity as administrative agent, co-collateral agent and security agent for Lenders, Banc of America Securities LLC (“BAS”), WFF and Jefferies, in their respective capacities as joint lead arrangers and book managers for Lenders (in such capacities, collectively, “Joint Lead Arrangers and Book Managers”), and WFF, in its capacity as co-collateral agent for Lenders. Capitalized terms used but not defined in this letter agreement are used with the meanings ascribed to them in the Loan Agreement.
     Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the “Specified Bank Product Agreement [Agreements]”) dated as of [                    ] by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party].
     1. Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its representative under the Loan Agreement and the other Loan Documents, and Specified Bank Products Provider and Agent each agree that the provisions of Sections 12.1, 12.2, 12.3, 12.5, 12.6, 12.7, 12.9, 12.10, 12.11, 12.12, 12.13, and 12.14, including, as applicable, the defined terms referenced therein (but only to the extent used therein), which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.
     2. Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 5.6, 12.2, 12.8 and 14.18 of the Loan Agreement, including, as applicable, the defined terms referenced therein, and agrees to be bound by the provisions thereof.

     3. Reporting Requirements. On a monthly basis (not later than the 10th Business Day of each calendar month) the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider’s reasonable determination of the credit exposure of Borrowers in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the credit exposure of Borrowers with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero. Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in such reports to establish the Bank Product Reserve and agrees that if such reports are not delivered to Agent within the time period specified above, Agent shall be entitled to implement a Bank Products Reserve in respect of the Bank Product Debt pursuant to the Specified Bank Products Agreement[s] equal to zero. By executing below, Borrower consents to the Specified Bank Products Provider providing any and all such information to Agent.
     4. Bank Product Debt. From and after the delivery of this letter agreement to Agent and the acknowledgement of this letter agreement by Agent, the obligations and liabilities of Borrowers to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Debt and Specified Bank Product Provider shall constitute a Bank Product Provider.
     5. Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 14.3 of the Loan Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 14.3 in the Loan Agreement, if to Borrower Agent or any other Borrower, shall be mailed, sent, or delivered to Borrower Agent in accordance with Section 14.3 in the Loan Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank
Products Provider:

Attn:

Fax No.

     6. Miscellaneous. This letter agreement is for the benefit of the Agent, the Specified Bank Products Provider, the Borrowers and each their respective successors and assigns (including any successor agent pursuant to Section 12.8 of the Loan Agreement). In connection with any transfer or assignment by Specified Bank Products Provider of any Specified Bank Products Agreement, the assignees or transferees of Specified Bank Product Provider shall bind themselves in a writing addressed to the Agent to the terms of this letter agreement. Unless the context of this letter agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This letter agreement is a Loan Document. This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.
     7. Governing Law.
          (a) THE VALIDITY OF THIS LETTER AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS LETTER AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS, SITTING IN OR WITH JURISDICTION OVER NEW YORK. EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 7(b).
          (c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS LETTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
[signature pages to follow]

Sincerely, [SPECIFIED BANK PRODUCTS PROVIDER]
By:
Name:
Title:

Acknowledged, accepted, and agreed
as of the date first written above:
                    , a                                         ,
as Borrower Agent

By:
Name:
Title:

Acknowledged, accepted, and
agreed as of                                         , 20     :
                                                            ,
as Agent

By:
Name:
Title:

EXHIBIT C
to
Loan and Security Agreement
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Loan and Security Agreement dated as of December ___, 2009, as may be amended, modified, renewed or extended from time to time (“Loan Agreement”), among UNITED MARITIME GROUP, LLC, a Florida limited liability company, U.S. UNITED BARGE LINE, LLC, a Florida limited liability company, U.S. UNITED OCEAN SERVICES, LLC, a Florida limited liability company, U.S. UNITED BULK TERMINAL, LLC, a Louisiana limited liability company, U.S. UNITED INLAND SERVICES, LLC, a Delaware limited liability company, TINA LITRICO, LLC, a Delaware limited liability company, MARY ANN HUDSON, LLC, a Delaware limited liability company, SHEILA MCDEVITT, LLC, a Delaware limited liability company), and MARIE FLOOD, LLC, a Delaware limited liability company (collectively, “Borrowers”), BANK OF AMERICA, N.A., as Agent, Lenders, and certain other financial institutions parties to the Loan Agreement from time to time. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
                                                                 (“Assignor”) and                                                                                                        (“Assignee”) agree as follows:
     1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $                     of Assignor’s outstanding Loans and $                     of Assignor’s participations in LC Obligations and (b) the amount of $                     of Assignor’s Commitment (which represents ___% of the total Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. Subject to the applicable sections of the Loan Agreement, the assignment contemplated by this Assignment and Acceptance shall become effective (the “Effective Date”) upon delivery to Agent of the Assignment Notice and any processing fees associated therewith (unless otherwise agreed by Agent in its discretion), provided that such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, as applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations under the Loan Agreement in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, in accordance with the terms of the Loan Agreement, to the extent such amounts accrue on or after the Effective Date. Assignee hereby agrees to comply with the terms of all relevant sections of the Loan Agreement, and deliver, upon request, an administrative questionnaire in a form reasonably satisfactory to Agent.
     2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Commitment is $                     , and the aggregate outstanding balance of Assignor’s Loans and participations in LC Obligations is $                    ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

     3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.
     4. This Assignment and Acceptance shall be governed by the laws of the State of New York without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks). If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Assignment and Acceptance shall remain in full force and effect.
     5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:
(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

     Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:
     If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:
     If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

     IN WITNESS WHEREOF, the undersigned have executed this Assignment and Acceptance as of the                      day of         , 20        .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

EXHIBIT D
to
Loan and Security Agreement
ASSIGNMENT NOTICE
     Reference is made to (1) the Loan and Security Agreement dated as of December          , 2009, as may be amended, modified, renewed or extended from time to time (“Loan Agreement”), among UNITED MARITIME GROUP, LLC, a Florida limited liability company, U.S. UNITED BARGE LINE, LLC, a Florida limited liability company, U.S. UNITED OCEAN SERVICES, LLC, a Florida limited liability company, U.S. UNITED BULK TERMINAL, LLC, a Louisiana limited liability company, U.S. UNITED INLAND SERVICES, LLC, a Delaware limited liability company, TINA LITRICO, LLC, a Delaware limited liability company, MARY ANN HUDSON, LLC, a Delaware limited liability company, SHEILA MCDEVITT, LLC, a Delaware limited liability company), and MARIE FLOOD, LLC, a Delaware limited liability company (collectively, “Borrowers”), BANK OF AMERICA, N.A., as Agent, Lenders, and certain other financial institutions parties to the Loan Agreement from time to time; and (2) the Assignment and Acceptance dated as of                     , 20                     (“Assignment Agreement”), between                      (“Assignor”) and                      (“Assignee”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
     In accordance with the terms and conditions of the Loan Agreement, Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee, pursuant to the Assignment Agreement, (a) a principal amount of $                     of Assignor’s outstanding Loans and $                     of Assignor’s participations in LC Obligations, and (b) the amount of $                     of Assignor’s Commitment (which represents         % of the total Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. Subject to the applicable sections of the Loan Agreement, the assignment contemplated by the Assignment and Acceptance shall become effective (the “Effective Date”) upon delivery to Agent of this Assignment Notice and upon the payment of any processing fees associated herewith (unless otherwise agreed by Agent in its discretion), provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, as applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.
     For purposes of the Loan Agreement, Agent shall deem Assignor’s Commitment to be reduced by $                    , and Assignee’s Commitment to be increased by $                    .
     Each notice or other communication hereunder or under the Loan Agreement to be sent to Assignee shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

     This Assignment Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Assignment Notice by executing and returning to each of Assignee and Assignor a copy of this Notice.
     IN WITNESS WHEREOF, this Assignment Notice is executed as of                     .

(“Assignee”)

By
Title:

(“Assignor”)
By
Title:

ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:
BORROWER AGENT:*

UNITED MARITIME GROUP, LLC
By
Title:

*    No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A., as Agent
By
Title:

EXHIBIT E
to
Loan and Security Agreement

EXHIBIT F
to
Loan and Security Agreement

EXHIBIT G
to
Loan and Security Agreement

EXHIBIT H
to
Loan and Security Agreement

SCHEDULE 1.1A
to
Loan and Security Agreement
COMMITMENTS OF LENDERS

Lender	Commitment
Bank of America, N.A.	$45,000,000
Wells Fargo Foothill, LLC	$45,000,000
Jefferies Finance LLC	$45,000,000

SCHEDULE 1.1B
to
Loan and Security Agreement
ELIGIBLE VESSELS

Blue Water	Blue Water
Domestic Vessels	International Vessels	Brown Water Vessels

SCHEDULE 1.1C
to
Loan and Security Agreement
SPECIFIED VESSELS

SCHEDULE 1.1D
to
Loan and Security Agreement
TITLE INSURANCE; ASSIGNMENTS OF LEASES, ETC.

SCHEDULE 1.1E
to
Loan and Security Agreement
PL480 VESSELS

SCHEDULE 1.1F
to
Loan and Security Agreement
Existing Fuel Hedge

		Monthly		Mark to Market
Effective	Trade Date	Gallons	Price	as of 11/30/09
Jan 1 ’09 - Mar 31 ‘09	12/26/2008	400,000	$1.2863	NA
Apr 1 ’09 - Jun 30 ‘09	12/26/2008	400,000	$1.3527	NA
May 1 ’09 - Sept 30 ‘09	12/26/2008	400,000	$1.4441	NA
Oct 1 ’09 - Dec 31 ‘09	12/26/2008	400,000	$1.5241	$408,044.16

Full Year 2009		4,800,000	$1.4018	$408,044.16

Jan 1 ’10 - Dec 31 ‘10	8/27/2009	42,000	$2.1200	$30,401.86
Jan 1 ’10 - Dec 31 ‘10	9/24/2009	42,000	$1.9975	$91,979.70

Full Year 2010		1,008,000	$2.0588	$122,381.56

Jan 1 ’11 - Dec 31 ‘11	8/27/2009	42,000	$2.2925	$25,190.39

Full Year 2011		504,000	$2.2925	$25,190.39

Total Wachovia				$555,616.11
Swaps are for #2 Heating Oil quoted on NYMEX, cash settled monthly

SCHEDULE 1.1G
to
Loan and Security Agreement
Existing Letter of Credit

SCHEDULE 8.5
to
Loan and Security Agreement
DEPOSIT ACCOUNTS

Depository Bank	Type of Account	Account Number

SCHEDULE 8.6.1
to
Loan and Security Agreement
BUSINESS LOCATIONS
1.	Borrowers currently have the following business locations, and no others:

Chief Executive Office:

Other Locations:

2.	In the five years preceding the Closing Date, Borrowers have had no office or place of business located in any county other than as set forth above, except:

3.	Each Subsidiary currently has the following business locations, and no others: Chief Executive Office:

Other Locations:

4.	In the five years preceding the Closing Date, no Subsidiary has had an office or place of business located in any county other than as set forth above, except:

5.	The following bailees, warehouseman, similar parties and consignees hold inventory of a Borrower or Subsidiary:

Nature of
Name and Address of Party	Relationship	Amount of Inventory	Owner of Inventory

SCHEDULE 9.1.4
to
Loan and Security Agreement
NAMES AND CAPITAL STRUCTURE
1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Borrower and Subsidiary are as follows:

		Number and Class	Number and Class
Name	Jurisdiction	of Authorized Shares	of Issued Shares

2.	The record holders of Equity Interests of each Borrower and Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner

3.	All agreements binding on holders of Equity Interests of Borrowers and Subsidiaries with respect to such interests are as follows:

SCHEDULE 9.1.5
to
Loan and Security Agreement
FORMER NAMES AND COMPANIES
1.	Each Borrower’s and Subsidiary’s correct corporate name, as registered with the Secretary of State of its state of incorporation, is shown on Schedule 9.1.4.

2.	In the conduct of their businesses during five years preceding the Closing Date, Borrowers and Subsidiaries have used the following names:

Entity	Fictitious, Trade or Other Name

3.	In the five years preceding the Closing Date, no Borrower or Subsidiary has been the surviving corporation of a merger or combination, except:

4.	In the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial part of the assets of any Person, except:

SCHEDULE 9.1.12
to
Loan and Security Agreement
PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES
1.	Borrowers’ and Subsidiaries’ patents:

		Status in	Federal	Registration
Patent	Owner	Patent Office	Registration No.	Date
2.	Borrowers’ and Subsidiaries’ trademarks:

		Status in	Federal	Registration
Trademark	Owner	Trademark Office	Registration No.	Date
3.	Borrowers’ and Subsidiaries’ copyrights:

		Status in	Federal	Registration
Copyright	Owner	Copyright Office	Registration No.	Date
4.	Borrowers’ and Subsidiaries’ licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Licensor	Description of License	Term of License	Royalties Payable

SCHEDULE 9.1.15
to
Loan and Security Agreement
ENVIRONMENTAL MATTERS

SCHEDULE 9.1.16
to
Loan and Security Agreement
RESTRICTIVE AGREEMENTS

Entity	Agreement	Restrictive Provisions

SCHEDULE 9.1.17
to
Loan and Security Agreement
LITIGATION
1.	Proceedings and investigations pending against Borrowers or Subsidiaries:
2.	Threatened proceedings or investigations of which any Borrower or Subsidiary is aware:

SCHEDULE 9.1.19
to
Loan and Security Agreement
PENSION PLAN DISCLOSURES

SCHEDULE 9.1.21
to
Loan and Security Agreement
LABOR CONTRACTS
Borrowers and Subsidiaries are party to the following collective bargaining agreements, management agreements and consulting agreements:

Parties	Type of Agreement	Term of Agreement

SCHEDULE 10.2.2
to
Loan and Security Agreement
EXISTING LIENS

SCHEDULE 10.2.17
to
Loan and Security Agreement
EXISTING AFFILIATE TRANSACTIONS